                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Danka Business Systems PLC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           DANKA BUSINESS SYSTEMS PLC

                NOTICE TO OWNERS OF AMERICAN DEPOSITARY RECEIPTS

     Owners of Record on November 4, 1996, of American Depositary Receipts (each representing four Ordinary Shares of Danka Business Systems PLC of 1.25 pence each) issued under the Deposit Agreement dated as of June 25, 1992, as amended, among Danka Business Systems PLC, The Bank of New York, as Depositary, and the Owners from time to time of the American Depositary Receipts issued thereunder, are hereby notified that The Bank of New York, as Depositary, has received Notice of an Extraordinary General Meeting of the members of Danka Business Systems PLC, to be held on December 11, 1996 in London, England.

     By provision of Section 4.7 of the aforementioned Deposit Agreement, Owners of American Depositary Shares are entitled, subject to applicable law and the provisions of the Articles of Association of the Issuer and the provisions of or governing Deposited Securities, to instruct The Bank of New York, as Depositary, as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the American Depositary Shares evidenced by such Owner's Receipts. Upon the written request of an Owner on such record date, received on or before December 5, 1996, The Bank of New York, as Depositary, shall endeavor in so far as practicable and permitted under applicable law and the provisions of the Articles of Association of the Issuer and the provisions of or governing the Deposited Securities to vote or cause to be voted the Deposited Securities represented by such Owner's Receipts in accordance with the instructions set forth in such request. If after complying with the procedures set forth in this Section, the Depositary does not receive instructions from the Owner of a Receipt, the Depositary shall give a discretionary proxy for the Shares evidenced by such Receipt to a person designated by the Issuer. It is anticipated that the person designated by the Issuer will vote the discretionary proxy in favor of the Ordinary Resolution for all such Ordinary Shares represented by holders of American Depositary Shares, that have failed to timely file their voting instructional form with The Bank of New York as Depositary. The Bank of New York, as Depositary, shall not vote or attempt to exercise the right to vote that attaches to the Deposited Securities, other than in accordance with such instructions.

     In view of the fact that requests from Owners must be received prior to the close of business on December 5, 1996, there is a pre-addressed envelope enclosed for your use.

                                          THE BANK OF NEW YORK,
                                          AS DEPOSITARY

Dated: November 7, 1996

[LOGO] DANKA               DANKA BUSINESS SYSTEMS PLC
                                 MASTERS HOUSE
                              107 HAMMERSMITH ROAD
                             LONDON W14 0QH ENGLAND

                                                                NOVEMBER 7, 1996

     TO U.S. HOLDERS OF ORDINARY SHARES AND U.S. HOLDERS OF AMERICAN DEPOSITARY SHARES OF DANKA BUSINESS SYSTEMS PLC (THE "COMPANY").

     Holders of Ordinary Shares are cordially invited to attend the Company's Extraordinary General Meeting (the "Meeting"). The Meeting will be held on December 11, 1996 at 11:00 a.m. (local time) at Square Mile Communications Limited, 11 Gough Square, London EC4A 3DE.

     The Notice of Extraordinary General Meeting and the Proxy Statement on the following pages describe the formal business to be conducted at the Meeting, specifically the Ordinary Resolution requesting holders of Ordinary Shares to approve the Company's proposed acquisition of certain assets and liabilities of the Office Imaging Sales and Services Business of Eastman Kodak Company, as further described in the attached Proxy Statement. The Board of Directors of the Company has approved the acquisition, believes that it is in the best interests of the Company and unanimously recommends that holders of Ordinary Shares vote in favor of the Ordinary Resolution. Please give careful consideration to all of the information contained in the Proxy Statement and its Appendices before voting.

     It is important that Ordinary Shares be represented at the Meeting. We ask that holders of Ordinary Shares promptly sign, date and return the enclosed proxy to the Company's registrars, Royal Bank of Scotland plc (not later than 48 hours before the time fixed for the holding of the Meeting), even if you plan to attend the Meeting. Returning the proxy will not prevent a holder of Ordinary Shares from voting in person at the Meeting if they are present and choose to do so. Holders of American Depositary Shares should follow the special voting instructions provided in the enclosed materials by The Bank of New York as Depositary.

     Your Board of Directors and management look forward to greeting you at the Meeting.

                                          Sincerely,

                                          /s/ MARK A. VAUGHAN-LEE
                                          --------------------------------------
                                          MARK A. VAUGHAN-LEE
                                          Chairman

[LOGO] DANKA               DANKA BUSINESS SYSTEMS PLC
                             ---------------------
                    NOTICE OF EXTRAORDINARY GENERAL MEETING
                             ---------------------

     Notice is hereby given that an Extraordinary General Meeting of Danka Business Systems PLC (the "Company") will be held at the offices of Square Mile Communications Limited, 11 Gough Square, London EC4A 3DE on Wednesday, 11th December, 1996 at 11:00 a.m. for the purpose of considering and, if thought fit, passing the following resolution as an Ordinary Resolution:

                              ORDINARY RESOLUTION

     THAT the proposed acquisition by the Company and/or its subsidiaries pursuant to an asset purchase agreement between (1) Eastman Kodak Company and (2) the Company dated 6th September, 1996 (the "Asset Purchase Agreement"), a copy of which has been produced to the meeting and signed for the purposes of identification by the Chairman of the meeting, of (i) certain assets and liabilities relating to (x) the sales, marketing, distribution and equipment service operations of Eastman Kodak Company's Office Imaging and Customer Equipment Services business units and (y) the facilities management services business of Eastman Kodak Company known as "Kodak Imaging Services" and (ii) the whole of the issued share capital of the subsidiaries of Eastman Kodak Company which engage in facilities management services, be and is hereby approved; and the Directors of the Company (or any duly authorized committee appointed by them) be and are hereby authorized to cause the Asset Purchase Agreement and all matters provided therein or related thereto to be completed and at their discretion to amend, waive, vary or extend any of the terms of the Asset Purchase Agreement and any other document referred to therein or connected therewith in whatever way they consider to be necessary or desirable and to do or procure all such other acts or things as they consider necessary or desirable in connection therewith.

Dated: 7 November, 1996

                                          By order of the Board

                                          /s/ PAUL G. DUMOND
                                          --------------------------------------
                                          Paul G. Dumond
                                          Company Secretary

Registered No. 1101386
Registered Office: Masters House, 107 Hammersmith Road, London W14 0QH

---------------

Note: A member entitled to attend and vote at the Meeting may appoint one or more proxies to attend and, on a poll, to vote instead of him/her. A proxy need not be a member of the Company. Members submitting a proxy are not precluded from attending the meeting and voting if they so wish. A form of proxy is enclosed and should be signed and returned to the Company's registrars, The Royal Bank of Scotland plc, Registrar's Department, P.O. Box 82, Caxton House, Redcliffe Way, Bristol BS99 7YA, not less than 48 hours before the time the meeting is to be held.

     THIS PROXY STATEMENT IS FOR U.S. HOLDERS OF ORDINARY SHARES ("ORDINARY SHARES") AND U.S. HOLDERS OF AMERICAN DEPOSITARY SHARES ("ADSS") REPRESENTED BY AMERICAN DEPOSITARY RECEIPTS.

     IF YOU HAVE SOLD ANY OF YOUR ORDINARY SHARES IN DANKA BUSINESS SYSTEMS PLC, PLEASE SEND A COPY OF THIS DOCUMENT TO THE STOCKBROKER OR OTHER AGENT THROUGH WHOM THE SALE WAS EFFECTED FOR TRANSMISSION TO THE PURCHASER.

                                  (LOGO)DANKA

                           DANKA BUSINESS SYSTEMS PLC
                                 MASTERS HOUSE
                              107 HAMMERSMITH ROAD
                             LONDON W14 0QH ENGLAND

                                PROXY STATEMENT
                         EXTRAORDINARY GENERAL MEETING

                               December 11, 1996

     This Proxy Statement is furnished by the Board of Directors of Danka Business Systems PLC (together, where applicable, with its subsidiaries, the "Company") in connection with the solicitation of specific voting instructions ("voting instructions") from U.S. holders of ADSs and proxies ("proxies") from U.S. holders of Ordinary Shares for voting at the Company's Extraordinary General Meeting (the "Meeting"), which will be held at 11:00 a.m. (local time) December 11, 1996 at the offices of Square Mile Communications Limited, 11 Gough Square, London EC4A 3DE. For purposes of this Proxy Statement and related materials, the term "Shareholders" shall mean holders of Ordinary Shares and holders of ADSs. At the Extraordinary General Meeting, holders of Ordinary Shares will consider and vote upon an Ordinary Resolution to authorize the proposed acquisition (the "Acquisition") by the Company and its subsidiaries from Eastman Kodak Company ("Kodak") and its subsidiaries, pursuant to the Asset Purchase Agreement dated as of September 6, 1996 between the Company and Kodak, as amended, modified or supplemented in the future (the "Asset Purchase Agreement"), of (i) certain assets and liabilities relating to (x) the sales, marketing, distribution and services business of Kodak's Office Imaging and Customer Equipment Services business units and (y) the facilities management service business, Kodak Imaging Services, and (ii) all the issued and outstanding stock of the subsidiaries of Kodak engaged in facilities management services (collectively (i) and (ii) being the "Sales and Services Business"). Ordinary Shares represented by ADSs will be voted by The Bank of New York as Depositary ("Depositary") for the Company's ADSs represented by American Depositary Receipts pursuant to instructions received from holders of ADSs. Pursuant to the Asset Purchase Agreement and subject to the satisfaction of the conditions set forth therein, including but not limited to the approval by the holders of Ordinary Shares sought hereby, the Company will acquire the net assets of the Sales and Services Business in exchange for $684.2 million in cash payable by the Company at the closing (the "Closing"). See "Financial
Statements -- Pro Forma Combined Financial Statements." The consideration paid by the Company is subject to adjustment following the Closing to the extent that the net book value of the Sales and Services Business on the Closing date differs from $802.0 million. If approved by the holders of Ordinary Shares, and all conditions to Closing have been satisfied or waived, the Closing of the Acquisition is expected to occur on or before December 31, 1996, unless another time or date is agreed to by the Company and Kodak. In conjunction with the Acquisition, the Company and Kodak have agreed to enter into an Amended and

Restated Supply Agreement (the "Amended Supply Agreement") pursuant to which the Company will, effective upon Closing, agree to purchase from Kodak its requirements for certain Kodak manufactured or remanufactured electrophotographic equipment and accessories, spare parts, supplies and toner for such equipment. Subject to certain limitations under the Amended Supply Agreement, the Company will have the exclusive right to distribute in most worldwide markets Kodak's currently existing line of electrophotographic equipment for office imaging and reprographics and related software, supplies, accessories and spare parts manufactured or remanufactured by Kodak and a right of first refusal to exclusively distribute worldwide certain future electrophotographic products manufactured by Kodak for office imaging and reprographics. The Amended Supply Agreement will have an initial term of ten
(10) years with all major provisions subject to renegotiation three (3) years from Closing. See "THE ACQUISITION -- The Acquisition" and "-- The Amended Supply Agreement."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ADSs PROVIDE VOTING INSTRUCTIONS TO VOTE FOR AND HOLDERS OF ORDINARY SHARES VOTE "FOR" THE PROPOSED RESOLUTION. The approximate date on which this Proxy Statement and related materials has been first mailed to Shareholders is November 7, 1996. IT IS IMPORTANT THAT THE PROXY OR VOTING INSTRUCTIONS, AS THE CASE MAY BE, IS RETURNED PROMPTLY BY HOLDERS OF ORDINARY SHARES OR HOLDERS OF ADSs, RESPECTIVELY.

     HOLDERS OF ORDINARY SHARES ARE REQUESTED TO PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE EXTRAORDINARY GENERAL MEETING.

     THE DELIVERY OF THIS PROXY STATEMENT DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY OR THE SALES AND SERVICES BUSINESS SINCE THE DATE HEREOF.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 500 West Madison Street, Chicago, Illinois 60661-2511, and Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's ADSs are included in the Nasdaq National Market. Such reports, proxy statements and other information concerning the Company also may be investigated at the office of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. This Proxy Statement as well as other information related to the Company may be obtained through the SEC's Internet address at "http://www.sec.gov".

     Certain information contained in this Proxy Statement concerning Kodak and its subsidiaries has been supplied by Kodak and has not been independently verified by the Company. These sections are "THE ACQUISITION -- The Parties to the Acquisition -- The Sales and Services Business," "Summary Historical Financial Data -- Sales and Services Business," "-- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Historical Sales and Services Business," "Select Historical Financial Data -- Sales and Services Business" and "Financial Statements -- Office Imaging Sales and Services Business." All other information contained in this Proxy Statement has been supplied by the Company.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................
  The Extraordinary General Meeting...................................................     1
  Vote Required.......................................................................     1
  The Parties to the Acquisition......................................................     1
  The Acquisition.....................................................................     2
  The Amended Supply Agreement........................................................     2
  Financing the Acquisition...........................................................     2
  Recommendation of the Company's Board of Directors..................................     3
  Opinion of the Company's Financial Advisor..........................................     3
  Accounting Treatment of the Acquisition.............................................     3
  Regulatory Approval.................................................................     3
  Certain Federal Income Tax Consequences of the Acquisition..........................     3
  Summary Historical Financial Data...................................................     4
THE EXTRAORDINARY GENERAL MEETING.....................................................     6
  Matters to be Considered at the Extraordinary General Meeting.......................     6
  Voting Instructions Holders of Ordinary Shares......................................     6
  Voting Instructions Holders of American Depositary Shares...........................     6
  Vote Required.......................................................................     6
  No Dissenters' Rights...............................................................     7
  Solicitation of Proxies.............................................................     7
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS.....................................     7
THE ACQUISITION.......................................................................     7
  The Parties to the Acquisition......................................................     7
     The Company......................................................................     7
       General........................................................................     7
       Market Prices of ADSs and Ordinary Shares......................................     8
       Dividends......................................................................     9
       Security Ownership of Management and Certain Beneficial Owners.................    10
       New Developments In Management's Discussion and Analysis of Financial Condition
        and Results of Operation -- The Company.......................................    11
     The Sales and Services Business..................................................    12
       Overview.......................................................................    12
       Sales and Services.............................................................    12
       Facilities Management..........................................................    13
       Competition....................................................................    13
       Litigation.....................................................................    14
       Customers and Suppliers........................................................    14
       Management's Discussion and Analysis of Financial Condition and Results of
        Operations -- Historical Sales and Services Business..........................    14
  The Acquisition.....................................................................    16
     The Asset Purchase Agreement.....................................................    16
     Closing..........................................................................    16
     Representations and Warranties...................................................    17
     Covenants........................................................................    17
     No Solicitation..................................................................    18
     Indemnification..................................................................    18
     Conditions.......................................................................    18
     Termination, Amendments and Waivers..............................................    18

                                                                                        PAGE
                                                                                        ----
     Expenses.........................................................................    19
     Conduct of Business Pending the Closing..........................................    19
  The Amended Supply Agreement........................................................    19
  Financing the Acquisition...........................................................    20
  Background of the Acquisition.......................................................    21
  Recommendation of the Company's Board...............................................    23
  Reasons for the Acquisition.........................................................    23
  Opinion of the Company's Financial Advisor..........................................    25
  Accounting Treatment of the Acquisition.............................................    25
  Certain Federal Income Tax Consequences of the Acquisition..........................    25
  Regulatory Approval.................................................................    26
  Select Historical and Pro Forma Financial Data......................................    27
INDEPENDENT AUDITORS..................................................................    30
SHAREHOLDERS' PROPOSALS FOR THE 1997 ANNUAL MEETING...................................    30
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    30
FINANCIAL STATEMENTS INDEX............................................................   F-1
APPENDIX "A"
  Fairness Opinion....................................................................   A-1
APPENDIX "B"
  Form of Proxy for Extraordinary General Meeting.....................................   B-1
APPENDIX "C"
  Form of Instruction to Bank of New York, as Depositary..............................   C-1

                                    SUMMARY

     The following is a summary of material information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement or incorporated by reference in this Proxy Statement or in the documents attached as Appendices hereto. The financial information contained herein or incorporated by reference is presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). Unless the context requires otherwise (i) references to "Danka" or the "Company" include Danka Business Systems PLC together with all of its direct and indirect subsidiaries, (ii) references to "Kodak" include Eastman Kodak Company together with all of its direct and indirect subsidiaries, (iii) references to "fiscal year" refer to the year ending on March 31 in such year for the Company, (iv) references to "$" or "Dollars" are to United States currency, and (v) references to "L," "pounds," "p" or "pence" are to United Kingdom currency. On October 1, 1996 the $ to L exchange rate based on the noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York was $1.564 per L1.00. Each holder of ADSs and holder of Ordinary Shares is urged to give careful consideration to all of the information contained in this Proxy Statement and its Appendices as well as information incorporated by reference herein before voting.

THE EXTRAORDINARY GENERAL MEETING

     The Extraordinary General Meeting is scheduled to be held at 11:00 a.m. (local time) on December 11, 1996 at the offices of Square Mile Communications Limited, 11 Gough Square, London EC4A 3DE. At the Extraordinary General Meeting, holders of Ordinary Shares will consider and vote upon the proposal to adopt the Ordinary Resolution to approve the Acquisition. The proxy committee consists of Paul G. Dumond and David C. Snell. As of September 30, 1996, there were 226,122,247 Ordinary Shares of 1.25 pence each issued and outstanding, of which approximately seventy-five percent (75%) were held in the form of ADSs. Each ADS currently represents four Ordinary Shares. Ordinary Shares represented by ADSs will be voted by the Depositary pursuant to instructions received from holders of ADSs. See "THE EXTRAORDINARY GENERAL MEETING."

VOTE REQUIRED

     The Ordinary Resolution being voted on requires an affirmative vote of more than fifty percent (50%) of the Ordinary Share votes cast at the Meeting. Voting shall be by a poll. Every holder of Ordinary Shares who is entitled to vote and who is present in person or by proxy will have one (1) vote for every Ordinary Share owned. See "THE EXTRAORDINARY GENERAL MEETING -- Vote Required."

THE PARTIES TO THE ACQUISITION

  The Company

     Danka Business Systems PLC is one of the largest independent suppliers of photocopiers, facsimiles and other automated office equipment in North America, Europe and Australia. The Company primarily markets these products and related service, parts and supplies on a direct basis to retail customers. The Company also markets photocopiers, facsimile equipment and related parts and supplies on a wholesale basis to dealers. In addition, the Company markets private label photocopier and facsimile equipment and related supplies on both a direct and wholesale basis under its Infotec trademark and facsimile equipment under its dex and Omnifax trademarks. The Company currently has offices in 42 states, nine Canadian provinces, eight European countries, Australia and New Zealand. The Company's principal executive office is located at Masters House, 107 Hammersmith Road, London W14 0QH, England, and its telephone number is 011-44-171-603-1515. See "THE ACQUISITION -- The Parties to the Acquisition."

  Kodak's Sales and Services Business

     The Sales and Services Business is engaged worldwide in the direct sale and marketing of Kodak manufactured and branded black and white and accent color high-volume photocopiers and duplicators, as well as Kodak branded mid-volume black and white and color photocopiers manufactured by Canon, Inc., and in some cases, remanufactured by Kodak. Throughout the world the Sales and Services Business provides on-site repair and technical and field engineering support services for equipment sold, leased and rented to others by the Sales and Services Business' sales force and by third party photocopier distributors. In addition, and primarily in the United States and Europe, with a start up business in Canada, the Sales and Services Business provides customers with facilities management services, including the management of central reprographics departments, the placement and maintenance of convenience copiers, the operation of mail centers, the processing of statements, print-on-demand operations and document archiving and retrieval services. In 1995, the Sales and Services Business had total sales of $1.8 billion, of which approximately 60% and 34% were in the United States and Europe, respectively. The Sales and Services Business has offices in 31 countries worldwide with over 300 separate locations. The principal executive office of the Sales and Services Business is located at 901 Elmgrove Road, Rochester, New York 14653, and its telephone number is (716) 724-4000. See "THE ACQUISITION -- The Parties to the Acquisition -- The Sales and Services Business."

THE ACQUISITION

     On September 6, 1996 the Company and Kodak executed the Asset Purchase Agreement whereby the Company agreed to acquire the net assets of the Sales and Services Business. At the Closing, the Company will pay Kodak cash in the amount of $684.2 million for the net assets of the Sales and Services Business. The consideration paid by the Company is subject to adjustment following the Closing to the extent that the net book value of the Sales and Services Business on the date of Closing differs from $802.0 million. See "THE ACQUISITION -- The Acquisition."

     Consummation of the Acquisition is subject to various conditions, including, among others: (i) the approval and adoption of the Ordinary Resolution by the requisite vote of the Company's holders of Ordinary Shares;
(ii) the absence of any injunction preventing consummation of the Acquisition;
(iii) receipt of certain required approvals and consents; and (iv) the expiration of the applicable waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which occurred on October 20, 1996. If the Acquisition is approved by the holders of Ordinary Shares, and the conditions to Closing have been satisfied or waived, the Closing is expected to occur on or before December 31, 1996. See "THE ACQUISITION -- The Acquisition -- Regulatory Approval and -- Closing."

THE AMENDED SUPPLY AGREEMENT

     In conjunction with the Acquisition, the Company and Kodak have agreed to enter into the Amended Supply Agreement at Closing pursuant to which the Company will, effective upon Closing, agree to purchase from Kodak its requirements for certain Kodak manufactured and remanufactured electrophotographic equipment and accessories, spare parts, supplies and toner. Subject to certain limitations, the Company will have the exclusive right to distribute in most worldwide markets Kodak's currently existing line of electrophotographic equipment manufactured or remanufactured by Kodak and related software, supplies, accessories and spare parts. In addition, the Company will have a right of first refusal to exclusively distribute worldwide certain future electrophotographic products manufactured by Kodak for office imaging and reprographics. The Amended Supply Agreement will have an initial term of ten (10) years with all material terms subject to renegotiation three (3) years from Closing. See "THE ACQUISITION -- The Amended Supply Agreement."

FINANCING THE ACQUISITION

     To finance the approximately $684.2 million cash purchase price for the Acquisition, the Company has received a commitment letter for a new credit agreement (the "Credit Agreement") with NationsBank, N.A., which will provide financing to the Company in the aggregate amount of up to $1.275 billion. The Company intends that the proceeds from the Credit Agreement will also be utilized to refinance the existing bank indebtedness of the Company and for working capital and general corporate purposes. The closing for the Credit Agreement is expected to occur at or about December 4, 1996. See "THE ACQUISITION -- Financing the Acquisition."

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

     Based on the reasons summarized under "THE ACQUISITION -- Reasons for the Acquisition," the Board of Directors of the Company (the "Board") has determined that the Acquisition is advisable to, fair to and in the best interests of the Company and Shareholders. The Board has unanimously approved the Ordinary Resolution and accordingly, the Board recommends that holders of Ordinary Shares vote "FOR" approval and adoption of the Ordinary Resolution. See "THE ACQUISITION -- Recommendation of the Company's Board -- Reasons for the Acquisition."

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

     The Company engaged Salomon Brothers Inc to act as its financial advisor and to render a fairness opinion in connection with the Acquisition. On September 6, 1996, Salomon Brothers Inc rendered a written opinion to the Company's Board that, subject to the assumptions set forth in the opinion, the consideration to be paid by the Company for the Sales and Services Business is fair from a financial point of view. See "THE ACQUISITION -- Opinion of the Company's Financial Advisor."

ACCOUNTING TREATMENT OF THE ACQUISITION

     In accordance with U.S. GAAP, the Company intends to account for the Acquisition as a purchase. See "THE ACQUISITION -- Accounting Treatment of the Acquisition."

REGULATORY APPROVAL

     The obligation of the Company to consummate the Acquisition is conditioned upon the parties' compliance with certain regulatory requirements. As of the date of this Proxy Statement, Kodak and the Company have filed the necessary notices in compliance with the HSR Act and the waiting period imposed by the HSR Act has expired. The parties have also filed or intend to file necessary notices, applications or documents to obtain antitrust or regulatory consents to complete the Acquisition as are legally required in other jurisdictions and countries, including Austria, Canada, Germany, Ireland, Japan, and Mexico. To the Company's knowledge, no other material regulatory filings, approvals or actions are required prior to Closing. The Company and Kodak have agreed to cooperate and file such other notices, applications or other documents which are determined by the parties to be necessary to consummate the Acquisition. See "THE ACQUISITION -- Regulatory Approval."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION

     There are no direct tax consequences as a result of the Acquisition to the Company's holders of Ordinary Shares or holders of ADSs. See "THE
ACQUISITION -- Certain Federal Income Tax Consequences of the Acquisition."

SUMMARY HISTORICAL FINANCIAL DATA

 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA FOR DANKA BUSINESS SYSTEMS PLC

                                                                                 THREE MONTHS ENDED
                                           FISCAL YEAR ENDED MARCH 31,                JUNE 30,
                                   -------------------------------------------   -------------------
                                     1993       1994       1995        1996        1995       1996
                                   --------   --------   --------   ----------   --------   --------
                                                                                     (UNAUDITED)
                                                (IN THOUSANDS, EXCEPT PER ADS AMOUNTS)
STATEMENT OF EARNINGS DATA(1):
Total revenue....................  $352,695   $531,408   $802,196   $1,240,304   $249,014   $401,955
Gross profit.....................   139,847    213,768    323,893      496,649     99,818    159,079
Earnings from operations.........    30,358     47,884     71,550       96,155     20,835     28,164
Net earnings.....................    21,212     26,466     39,047       45,215     10,857     14,331
Net earnings per ADS(2)..........  $   0.51   $   0.59   $   0.80   $     0.88   $   0.22   $   0.25
Weighted average ADSs(2).........    41,422     45,210     48,735       51,533     49,213     57,787

                                                                    MARCH 31,         JUNE 30,
                                                                    ----------       -----------
                                                                       1996             1996
                                                                    ----------       -----------
                                                                                     (UNAUDITED)
BALANCE SHEET DATA(1)(3):
Working capital...................................................  $  217,674       $   280,812
Total assets......................................................   1,091,556         1,181,978
Long-term debt, less current maturities...........................     318,262           379,513
Shareholders' equity..............................................     441,843           461,339

---------------

(1) Revenue, expenses, assets, and liabilities are significantly affected by the number and timing of acquisitions made by the Company. See Pro Forma Condensed Consolidated Financial Statements.
(2) Calculated by using the weighted average number of ADSs outstanding during the period, as adjusted for Ordinary Shares issuable upon exercise of options, based on the ratio of four Ordinary Shares to one ADS.
(3) The balance sheet data are as of the last day of the respective periods.

SUMMARY HISTORICAL FINANCIAL DATA FOR OFFICE IMAGING SALES AND SERVICES BUSINESS

     The summary historical financial data of the Office Imaging Sales and Services Business presented below as of December 31, 1995 and for each of the two years in the period then ended are derived from the audited combined financial statements of the historical Office Imaging Sales and Services Business set forth elsewhere in this Proxy Statement. The summary historical combined financial data of the Office Imaging Sales and Services Business presented below as of June 30, 1996 and for the six month periods ended June 30, 1995 and 1996 are derived from unaudited interim combined financial statements of the historical Office Imaging Sales and Services Business. Results of operations for interim periods are not necessarily indicative of results to be expected for the full year. It is important to recognize that the combined historical financial data for the Office Imaging Sales and Services Business includes certain assets, liabilities, revenues and expenses that will not be part of the Sales and Services Business acquired by the Company. The data presented below should be read in conjunction with the Combined Financial Statements of the historical Office Imaging Sales and Services Business and related notes, as well as the other financial information, including pro forma financial information included elsewhere in this Proxy Statement, and the discussions set forth in the sections captioned "The Parties to the Acquisition -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Historical Sales and Services Business."

                                                                                     FOR THE SIX
                                                                    FOR THE YEAR       MONTHS
                                                                        ENDED        ENDED JUNE
                                                                    DECEMBER 31,         30,
                                                                   ---------------   -----------
                                                                    1994     1995    1995   1996
                                                                   ------   ------   ----   ----
                                                                                     (UNAUDITED)
                                                                           (IN MILLIONS)
STATEMENT OF EARNINGS DATA:
Total revenue and income.........................................  $1,745   $1,836   $877   $880
Gross profit.....................................................     441      440    208    244
Earnings before income taxes.....................................      36       25      5     44
Net earnings.....................................................       3        6      1     22

                                                                   DECEMBER 31, 1995   JUNE 30, 1996
                                                                   -----------------   -------------
                                                                                        (UNAUDITED)
BALANCE SHEET DATA:
Working capital..................................................       $   505           $   455
Total assets.....................................................         1,249             1,170
Division equity..................................................           841               787

                       THE EXTRAORDINARY GENERAL MEETING

MATTERS TO BE CONSIDERED AT THE EXTRAORDINARY GENERAL MEETING

     The Extraordinary General Meeting is scheduled to be held at 11:00 a.m. (local time) on December 11, 1996 at the offices of Square Mile Communications Limited, 11 Gough Square, London EC4A 3DE. At the Extraordinary General Meeting, holders of Ordinary Shares will consider and vote upon the proposal to approve and adopt the Ordinary Resolution to approve the Acquisition.

     As of September 30, 1996, there were 226,122,247 Ordinary Shares of 1.25 pence each issued and outstanding, of which approximately seventy-five percent (75%) were held in the form of ADSs. Each ADS represents four Ordinary Shares.

VOTING INSTRUCTIONS HOLDERS OF ORDINARY SHARES

     Holders of Ordinary Shares entitled to attend and vote at the Meeting may appoint a proxy to attend and to vote in their place. A proxy need not be a holder of Ordinary Shares of the Company. Voting shall be by a poll. Every holder of Ordinary Shares who is entitled to vote and who is present in person or by proxy will have one (1) vote for every Ordinary Share owned.

     A form of proxy is enclosed which, to be effective, must be deposited with the Company's registrars, The Royal Bank of Scotland plc, Registrars Department, P.O. Box 82, Caxton House, Redcliffe Way, Bristol BS99 7YA, not later than forty-eight (48) hours before the time appointed for the holding of the Meeting.

     Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by delivering a written revocation in no specifically required form to the Company at least 48 hours before the Meeting, by submitting a later-dated proxy, or by attending the Meeting in person and casting a ballot. If proxies are signed and returned without a vote indicated, it is anticipated that the proxy will vote the Ordinary Shares represented by such proxies in favor of the Ordinary Resolution. Ordinary Shares that are not voted by the holders of Ordinary Shares or brokers entitled to vote them, either by casting a ballot in person, by returning a signed proxy or through abstention will not be considered in the final tabulation.

VOTING INSTRUCTIONS HOLDERS OF AMERICAN DEPOSITARY SHARES

     Holders of ADSs should complete and return the voting instructional form provided to them by the Depositary, in accordance with the terms provided therein not later than December 5, 1996. The voting instructional form, to be effective, must be sent to the Depositary, The Bank of New York, ADR Division, 101 Barclay Street, New York, N.Y. 10286, as set forth above.

     The close of business on November 4, 1996 has been fixed as the record date for the determination of the holders of ADSs entitled to provide voting instructions to the Depositary. It is anticipated that the proxy committee, which consists of Paul G. Dumond and David C. Snell, shall, pursuant to a discretionary proxy provided by the Depositary for the Ordinary Shares represented by holders of ADSs that have failed to timely file their voting instructional form with the Depositary, vote in favor of the Ordinary Resolution. For purposes of this document, the term "vote" shall mean either a vote by a holder of Ordinary Shares or instructions to the Depositary by a holder of ADSs, unless the context requires otherwise.

VOTE REQUIRED

     The Ordinary Resolution being voted on requires an affirmative vote of more than fifty percent (50%) of the Ordinary Share votes cast at the Meeting. Voting shall be by a poll. Every holder of Ordinary Shares who is entitled to vote and who is present in person or by proxy will have one (1) vote for every Ordinary Share owned.

NO DISSENTERS' RIGHTS

     The Shareholders do not have any rights of appraisal or similar rights of dissenters, whether they vote for or against the Acquisition.

SOLICITATION OF PROXIES

     The cost of soliciting proxies and voting instructions will be borne by the Company. In addition to the use of the mails, proxies and voting instructions may be solicited personally or by telephone by officers of the Company. The Company does not expect to pay any compensation for the solicitation of proxies or voting instructions, but will reimburse brokers, the Depositary and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials and/or voting instructions to their principals and obtaining their proxies and/or voting instructions.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     Certain statements contained in this Proxy Statement under the caption "THE ACQUISITION" and elsewhere in this Proxy Statement or incorporated herein by reference, such as statements concerning the reasons for and the effect of the Acquisition on the Company, integration of the Sales and Services Business into the Company, future intentions and prospects arising from the Acquisition, and other statements contained herein regarding matters that are not historical facts are "forward looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995) and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) the Company's ability to manage and operate the Sales and Services Business, (ii) the demands that the Acquisition and integration of the Sales and Services Business will place, and the effect that such demands will have, on the Company's resources, infrastructure and current operations, (iii) the Company's ability to successfully operate in new international markets, (iv) the ability of the Company to attract and retain current management and other employees of the Sales and Services Business accustomed to different corporate culture, compensation arrangements and benefits, (v) the Company's ability to successfully manage the increased debt resulting from the Acquisition, (vi) the Company's ability to achieve the minimum equipment purchase commitments under the Amended Supply Agreement, (vii) the Company's ability to obtain an alternative and acceptable source of high-volume equipment and related parts and supplies in the event the Amended Supply Agreement is not renegotiated or Kodak equipment is not competitive in the marketplace, (viii) increased competition, (ix) fluctuations in foreign currency, (x) domestic and foreign political developments and governmental regulations and policies, (xi) technological developments, (xii) general economic and business conditions, (xiii) future performance of the Sales and Services Business and the Company's current business, (xiv) the ability of the Company to successfully implement its growth and business strategy, and (xv) the ability of the Company to continue to receive acceptable financing as required in the future.

                                THE ACQUISITION

THE PARTIES TO THE ACQUISITION

  The Company

     General. Danka Business Systems PLC is one of the largest independent suppliers of photocopiers, facsimiles and other automated office equipment in North America, Europe and Australia. The Company primarily markets these products and related services, parts and supplies on a direct basis to retail customers. The Company also markets photocopiers, facsimile equipment and related parts and supplies on a wholesale basis to dealers. In addition, the Company markets private label photocopier and facsimile equipment and related supplies on both a direct and wholesale basis under its Infotec trademark and facsimile equipment under its dex and Omnifax trademarks. The Company currently has offices in 42 states, nine Canadian provinces, eight European countries, Australia and New Zealand. Should the Acquisition occur, the Company will add offices in these existing areas and in 19 other countries. See " -- The Sales and Services Business."

     The Company is one of the largest independent suppliers of Konica, Minolta, Sharp, Canon and Toshiba photocopiers and facsimile equipment. The Company is also one of the largest independent suppliers of Ricoh products in Europe. Upon the Closing of the Acquisition, the Company will be the exclusive distributor of Kodak branded copiers/printers for office imaging and reprographics and related parts and supplies in most worldwide markets.

     The Company provides a wide range of customer-related support services, maintenance and supply contracts, training and technical support, and third-party leasing arrangements. The Company's focus on customer service and the contractual nature of its service business, combined with its service contract renewals, provide a significant source of recurring revenue. The Company's operating philosophy is to support its sales and service network through training in technical, marketing and administrative support procedures, advertising and promotion campaigns, and volume purchasing and uniform operating procedures. Upon completion of the Acquisition, the Company will provide additional products and services included in the Sales and Services Business. See "-- The Sales and Services Business."

     The principal business strategy of the Company is generally to increase its presence as a leading independent supplier of automated office equipment and related services, parts and supplies in existing and strategic new geographic markets. The Company's internal expansion has resulted from increased product offerings, aggressive marketing to new customers and emphasis on providing service and supplies. The Company has expanded externally as a result of the acquisition of selected suppliers of automated office equipment.

     The Company's acquisition strategy is focused on acquiring businesses in existing and new territories to increase market penetration. The Company seeks to acquire companies that generally have an established customer base, a product line comparable or complementary with the Company's current and anticipated products, necessary manufacturer authorizations and the potential to benefit from the Company's centralized purchasing power as well as from other potential synergies.

     As a result of the Company's acquisitions, it currently has a network of over 400 locations and, upon completion of the Acquisition, will have in excess of 700 locations in 31 different countries. Technology has increased the complexity of future products and the high cost of product support has driven consolidation within the industry. This trend has caused smaller independent distributors to consider selling their dealerships to larger marketing and service organizations such as the Company. The Company believes that select acquisition opportunities continue to exist in the highly fragmented automated office equipment industry in certain geographic areas.

     The Company is a public limited company organized under the laws of England and Wales. The registered and principal executive office of the Company is located at Masters House, 107 Hammersmith Road, London, W14 0QH, England, and its telephone number is 011-44-171-603-1515. For additional information regarding the Company and the business it seeks to acquire see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "-- The Sales and Services Business."

     Market Prices of ADSs and Ordinary Shares. The Company's ADSs are included in the Nasdaq National Market under the Company's sponsored ADS facility with The Bank of New York under the symbol "DANKY." Each ADS represents four Ordinary Shares. The principal public trading market for the Ordinary Shares is the London Stock Exchange Limited. The Ordinary Shares are listed under the symbol "DNK.L".

     The following table sets forth the high and low sale price per ADS as reported by the Nasdaq National Market and the high and low middle market quotations (which represent an average of bid and offered prices in pence) for the Ordinary Shares as reported on the London Stock Exchange Limited Daily Official List:

                                                                                  PENCE PER
                                                                 U.S. DOLLARS      ORDINARY
                                                                    PER ADS         SHARE
                                                                ---------------   ----------
                                                                 HIGH     LOW     HIGH   LOW
                                                                ------   ------   ----   ---
    Fiscal Year 1995:
      Quarter ended June 30, 1994.............................  $23.38   $17.38    65 p  319p
      Quarter ended September 30, 1994........................   22.38    17.13   352    283
      Quarter ended December 31, 1994.........................   22.13    17.13   344    269
      Quarter ended March 31, 1995............................   28.13    21.38   434    341
                                                                ------   ------   ---    ---
    Fiscal 1996:
      Quarter ended June 30, 1995.............................  $27.75   $22.50   420 p  356p
      Quarter ended September 30, 1995........................   37.38    24.13   590    384
      Quarter ended December 31, 1995.........................   38.50    29.75   595    489
      Quarter ended March 31, 1996............................   44.50    34.63   714    560
                                                                ------   ------   ---    ---
    Fiscal 1997:
      Quarter ended June 30, 1996.............................  $51.88   $26.50   848 p  468p
      Quarter ended September 30, 1996........................   45.25    22.25   700    403
      Quarter ended December 31, 1996 (through
         October 25, 1996)....................................   43.25    37.00   670    593

     As of September 30, 1996, 42,461,651 ADSs were held of record by 3,358 registered holders and 56,275,643 Ordinary Shares were held of record by 1,533 registered holders. Since some of the ADSs and Ordinary Shares are held by nominees, the number of holders may not be representative of the number of beneficial owners. On September 6, 1996, the trading day preceding the announcement of the Acquisition, the high and low sale price per ADS as reported by the Nasdaq National Market, was $30.05 and $29.88 per ADS, respectively. On October 25, 1996, the average of the high and low sale price per ADS as reported by the Nasdaq National Market was $40.50 per ADS.

     Dividends. The Company has declared and paid semi-annual cash dividends on its Ordinary Shares each year since fiscal 1988. An interim cash dividend is normally declared by the Board at the end of October of each fiscal year and paid the following January. A final dividend is normally recommended by the Board in May following the end of the fiscal year to which it relates and, after approval by the Shareholders at the Annual General Meeting, is paid the following July. The Board currently intends to continue to declare semiannual cash dividends. Any determination to declare dividends in the future and their amounts, however, will be at the discretion of the Board and will be dependent upon the Company's earnings, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors deemed relevant by the Board.

     The following table sets forth dividends paid or payable in respect of ADSs and Ordinary Shares for each of the past three fiscal years, including the associated U.K. tax credit available to certain beneficial owners of ADSs or Ordinary Shares who are residents of the United States or Canada for tax purposes, but before deduction of U.K. withholding taxes. Dividends have been converted from pounds sterling into U.S. dollars using exchange rates prevailing on the date the dividends were paid to holders of ADSs and holders of Ordinary Shares.

                                                        CENTS PER ADS            PENCE PER ORDINARY SHARE
                                                  -------------------------      -------------------------
                                                  INTERIM    FINAL    TOTAL      INTERIM    FINAL    TOTAL
                                                  -------    -----    -----      -------    -----    -----
FISCAL
1994............................................    5.8c      5.8c    11.6 c       0.75p    0.75 p    1.5p
1995............................................    7.0c      7.0c    14.0 c        0.9p     0.9 p    1.8p
1996............................................    8.0c      8.0c    16.0 c       1.08p    1.08 p    2.2p

     U.S. beneficial owners of ADSs who meet certain requirements may receive the associated U.K. tax credit at the same time as their dividends (after deduction of U.K. withholding taxes). Other beneficial owners of ADSs and Ordinary Shares will receive their dividends without the associated U.K. tax credit and may make an individual claim for a refund of such tax credit (after deduction of U.K. withholding taxes). The withholding taxes may be eligible for credit against the beneficial owners' U.S. federal income taxes.

     Security Ownership of Management and Certain Beneficial Owners. As of September 30, 1996, the directors and executive officers of the Company beneficially owned, in the aggregate, 13,136,938 Ordinary Shares of the Company, representing 5.8% of the Ordinary Shares outstanding as set forth in the following table. To the knowledge of the Company, all directors of the Company intend to vote their outstanding Ordinary Shares for the approval and adoption of the Ordinary Resolution.

                                                                    SHARES BENEFICIALLY OWNED
                                                                   AS OF SEPTEMBER 30, 1996(2)
                                                              -------------------------------------
                                                              NUMBER OF
                                                               ORDINARY         ADS
                NAME OF BENEFICIAL OWNER(1)                     SHARES       EQUIVALENT     PERCENT
------------------------------------------------------------  ----------     ----------     -------
HOLDINGS OF GREATER THAN 5 PERCENT
Janus Capital Corporation(3)................................  32,764,160      8,191,040       14.5%
HOLDINGS BY DIRECTORS AND EXECUTIVE OFFICERS
Daniel M. Doyle(4)..........................................   7,527,110      1,881,778        3.3%
Mark A. Vaughan-Lee(5)......................................   1,112,000        278,000       *
David C. Snell..............................................   1,040,000        260,000       *
David S. Hooker(6)..........................................      80,000         20,000       *
David W. Kendall............................................      10,000          2,500       *
James F. White, Jr..........................................           0              0       *
Pierson M. Grieve...........................................       4,000          1,000       *
Paul M. Natale(7)...........................................     122,864         30,716       *
Martin St. Quinton(8).......................................   2,544,000        636,000        1.1%
All Directors and executive officers as a group (23
  Persons)..................................................  13,136,938      3,284,234        5.8%

---------------

(*) Represents less than one percent (1%) of the share capital.
(1) Except for Messrs. Natale and St. Quinton, all of the listed individuals are currently Directors of the Company. Messrs. Doyle, Vaughan-Lee and Snell are executive officers of the Company. Mr. St. Quinton is an officer of Danka Europe. Mr. Natale is an officer of Danka Holding Company.
(2) Except as otherwise indicated, all Ordinary Shares are held of record with sole voting and investment power.
(3) Janus Capital Corporation is a registered investment advisor. Includes 2,828,675 ADSs (the equivalent of 11,314,700 Ordinary Shares) held on behalf of Janus Twenty Fund, a managed portfolio. The address of Janus Capital Corporation is 100 Filmore Street, Suite 300 Denver, Colorado 80206-4923.
(4) Includes 229,850 Ordinary Shares (the equivalent of approximately 57,463
     ADSs) held of record by Mr. Doyle's wife. Includes options held by Mr. Doyle to purchase 2,900,000 Ordinary Shares (the equivalent of 725,000
     ADSs), all of which are currently exercisable.
(5) Includes 33,000 Ordinary Shares (equivalent of 8,250 ADSs) held of record by Mr. Vaughan-Lee's wife. Includes options held by Mr. Vaughan-Lee to purchase 572,000 Ordinary Shares (equivalent of 143,000 ADSs), all of which are currently exercisable.
(6) Includes options held by Mr. Hooker to purchase 75,000 Ordinary Shares (equivalent of 18,750 ADSs), all of which are currently exercisable.
(7) Includes options held by Mr. Natale to purchase 66,400 Ordinary Shares (equivalent of 16,600 ADSs), all of which are currently exercisable.
(8) Includes options held by Mr. St. Quinton to purchase 44,000 Ordinary Shares (the equivalent of 11,000 ADSs), all of which are currently exercisable.

     On September 30, 1996, The Bank of New York as Depositary for the Company held 169,846,603 Ordinary Shares representing 75% of the Company's issued share capital.

     New Developments In Management's Discussion and Analysis of Financial Condition and Results of Operation -- The Company. The Company incorporates by reference its previously filed Management's Discussion and Analysis of Financial Condition and Results of Operation as contained in its Annual Report filed on Form 10-K for the year ended March 31, 1996 and Quarterly Report filed on Form 10-Q for the Quarter ended June 30, 1996. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The following new information to the General, and Liquidity and Capital Resources sections are provided to update Shareholders.

     General -- New Developments. On September 6, 1996, the Company entered into the Asset Purchase Agreement to acquire the Sales and Services Business of Kodak. Subject to certain conditions, the Closing is expected to take place on or before December 31, 1996. The Company will acquire the net assets of the Sales and Services Business in exchange for $684.2 million in cash payable by the Company at Closing. The consideration paid by the Company is subject to adjustment following the Closing to the extent that the net book value of the Sales and Services Business on the Closing date differs from $802.0 million.

     The Sales and Services Business is engaged worldwide in the direct sale and marketing of Kodak manufactured and branded black and white and accent color high-volume photocopiers and duplicators, as well as Kodak branded mid-volume black and white and color photocopiers manufactured by Canon, Inc., and in some cases, remanufactured by Kodak. The Sales and Services Business also provides on-site repair and technical and field engineering support for equipment sold, leased and rented to others by the Sales and Services Business' and by other photocopier distributors. In addition, the Sales and Services Business provides customers with facilities management services, including the management of central reprographics departments, the placement and maintenance of convenience copiers, the operation of mail centers, the processing of statements, print-on-demand operations and document archiving and retrieval services. The facilities management business of the Sales and Services Business will represent a significant increase in this type of business for the Company, but is expected to complement the Company's new and existing product lines and services primarily through its access to current and future major account customers.

     In conjunction with the Acquisition, the Company will enter into the Amended Supply Agreement with Kodak, pursuant to which the Company will purchase, effective upon Closing, from Kodak its requirements for certain Kodak manufactured or remanufactured electrophotographic equipment and accessories, spare parts, supplies and toner. Subject to certain limitations under the Amended Supply Agreement, the Company will have the worldwide exclusive right to distribute Kodak's currently existing line of electrophotographic equipment for office imaging and reprographics manufactured or remanufactured by Kodak and the related software, supplies, accessories and spare parts and a right of first refusal to exclusively distribute worldwide certain future electrophotographic products manufactured by Kodak for office imaging and reprographics. The Company has agreed to fund a total of $190.0 million (with a possible $30.0 million additional contribution) over a period of six years for ongoing research and development. The Amended Supply Agreement will have an initial term of ten (10) years with all major provisions subject to renegotiation three (3) years from Closing.

     If the Acquisition is consummated, the Company will acquire in excess of 300 new locations, add 10,400 new employees and commence business in 19 new countries. Currently, 60% of the Sales and Services Business is conducted in North America and 34% in Europe. Approximately 90% of the Sales and Services Business is being operated in countries in which the Company currently conducts its business. The Company's goal is to increase the net margins of the Sales and Services Business through certain cost efficiencies and synergies it expects to achieve by operating the businesses. A number of factors are important in effecting a successful acquisition and aggregation of this size and magnitude, and there can be no assurances regarding the ultimate impact of the Acquisition on the Company and its future business and operating results.

     For the calendar year ended 1995, the Sales and Services Business had revenues of approximately $1.8 billion. The Sales and Services Business had net earnings in the amounts of $6 million and $22 million for calendar year 1995 and the six-month period ended June 30, 1996, respectively. The Company expects to record a $25.0 million to $35.0 million dollar pre-tax charge during the third quarter of its fiscal 1997, related to the Acquisition. While there can be no assurances, the Company believes that the Acquisition will be accretive to earnings within 12 months following the Closing. See "SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS."

     The Company expects to finance the Acquisition with funds to be made available at or before Closing through a credit facility provided by NationsBank, N.A. ("NationsBank"). The Company has received a commitment letter from NationsBank to provide the Credit Facility in the aggregate amount of up to $1.275 billion, which the Company expects to finalize and close in December 1996 prior to the Meeting. The borrowed funds will also be used to refinance the existing bank indebtedness of the Company and for working capital and general corporate purposes.

     Liquidity and Capital Resources -- New Developments. The Company has received a commitment from NationsBank for a new multicurrency Credit Facility which is expected to provide the Company with a revolving component in the aggregate amount of up to $725.0 million and a term loan/letter of credit component of $550.0 million (collectively, the "New Credit Facility"). The New Credit Facility is expected to be secured by (i) a pledge of the capital stock of the Company's holding company in each country that the Company and NationsBank have deemed material (the "Material Countries"); (ii) guarantees, as permitted under local law, of the Company's operating companies in the Material Countries; and (iii) a covenant by the Company that it will not pledge its assets except as specifically permitted under the terms of the credit facility. The New Credit Facility is expected to have a term of six years and contain negative and affirmative covenants and agreements restricting the Company's disposition of assets, capital expenditures, acquisitions, operations, additional indebtedness, permitted liens and payment of dividends as well as requiring the maintenance of certain financial ratios. The adjustable interest rate on the New Credit Facility is expected to be, at the option of the Company, either (i) the London Interbank Offered Rate plus 0.6% (subject to adjustments based upon covenants) for the periods of one, two, three or six months or (ii) an alternate base rate consisting of the higher of the NationsBank prime rate or the Federal Funds rate plus 0.5%. The Company intends to use the New Credit Facility to (i) purchase the Sales and Services Business, (ii) refinance the then existing bank indebtedness of the Company, and (iii) utilize the balance for working capital and general corporate purposes. After satisfaction of the obligations described in (i) and (ii) immediately above, the Company is expected to have approximately $365.0 million available for future borrowings. It is anticipated that the closing of the New Credit Facility will occur in early December 1996, prior to the meeting.

     Upon completion of the Acquisition, the Company's cash flow from operations together with the anticipated borrowing capacity under the New Credit Facility should be adequate to finance its operating cash requirements and capital expenditures for the foreseeable future. It is anticipated that after the Closing, future acquisitions and growth will be funded primarily with cash flow from operations, borrowings expected to be available under the New Credit Facility, other credit sources and, where desirable, funding from the sale of additional debt or equity securities.

  The Sales and Services Business

     Overview. The Sales and Services Business is engaged worldwide in the direct sale and marketing of Kodak manufactured and branded black and white and accent color high-volume photocopiers and duplicators, as well as Kodak branded mid-volume photocopiers manufactured by Canon, Inc. and in some cases, remanufactured by Kodak. Throughout the world it also provides on-site repair and technical and field engineering support for equipment sold, leased to others and rented to others by the Sales and Services Business' sales force and by other photocopier distributors and provides customers with facilities management services, including the management of central reprographics departments, the placement and maintenance of convenience copiers, the operation of mail centers, the processing of statements, print-on-demand operations and document archiving and retrieval services. In 1995, the Sales and Services Business had total sales of $1.8 billion, of which approximately 60% and 34% were in the United States and Europe, respectively.

     Sales and Services. The Sales and Services Business sells and markets Kodak manufactured and branded black and white and accent color, digital and analog, high-volume photocopiers and duplicators (generally, equipment capable of producing 70 or more copies per minute and an average of between 50,000 and 250,000 copies per month) and high speed printers (capable of producing 92 copies per minute and an average of 400,000 or more per month). The Sales and Services Business also sells mid-volume photocopiers (generally, equipment capable of producing between 30 and 65 copies per minute and an average of between 8,000 and 28,000 copies per month) and color photocopiers (5-7 copies per minute with an average of between 2,000 and 7,000 copies per month) manufactured by Canon, Inc. and in some cases, remanufactured by Kodak. Sales representatives of the Sales and Services Business seek to obtain contracts for equipment sale, lease or rental, as well as contracts for ongoing maintenance and the provision of consumable supplies, such as toner and developer, used to produce photocopy images. Customers also call the Sales and Services Business directly for individual orders of supplies. See "-- Competition."

     The service operations of the Sales and Services Business provide on-site repair and technical and field engineering support for equipment sold, leased and rented to third parties by the Sales and Services Business and, more recently, for office imaging equipment manufactured by a third party manufacturer.

     Sales and service operations are organized into four geographic regions:
(i) the United States and Canada; (ii) Europe, Africa and the Middle East; (iii) Asia Pacific and (iv) Latin America (including Mexico). Each region is further divided into geographic zones, with sales representatives typically reporting to district sales managers who in turn report to country or regional management. Individual sales representatives are responsible for day-to-day contact with customers concerning the entire range of office imaging products and services marketed and sold or rented by the Sales and Services Business. Additional support, provided by network systems engineers, network sales specialists and network color specialists, as well as district and regional sales managers, is available to assist sales representatives and customers in formulating customized solutions to specific office imaging and reprographic needs. In addition, the fifty largest customers of the Sales and Services Business in the United States are each assigned a national account manager who serves as the single point of contact for the customer's sales and service requirements. Once an equipment purchase occurs, customer service representatives provide on-site training to the customer's employees. In addition, field engineers provide equipment maintenance and repair services pursuant to equipment maintenance agreements and upon customer request.

     The Sales and Services Business occupies service and sales offices in 31 countries worldwide, with over 300 separate locations. The world headquarters for the Sales and Services Business is located at 901 Elmgrove Road, Rochester, New York 14653, and the telephone number is (716) 724-4000.

     Facilities Management. In 1991, Kodak Imaging Services, Inc. was established by Kodak in response to customers' requests for reprographic and related facilities management services. Generally, the facilities management customers are large multi-national commercial, industrial, financial and healthcare related companies, including certain Fortune 100 companies. The Sales and Services Business regularly provides a number of core services to its large customers, including the management of central reprographics departments, the placement and maintenance of convenience copiers, the operation of mail centers, the processing of statements, print-on-demand operations and document archiving and retrieval services using micrographics.

     The Sales and Services Business' facilities management operations are located in 13 countries worldwide. The business is concentrated in the U.S. (55% of 1995 revenues and approximately 180 customer sites) and Europe (primarily in the United Kingdom and France). Start-up operations have also been established in Canada.

     Competition. The primary competitors of the Sales and Services Business are Xerox, Canon, Ricoh Co., Ltd. and Oce -- van der Grinten N.V. and other independent distributors of office imaging equipment, such as Alco Standard Corp. Independent service organizations also compete with the Sales and Services Business to service and maintain office imaging equipment. The factors of competition in the Sales and Services Business are similar to those faced currently by the Company in its core operations.

     Competitors in the facilities management business include Xerox, Pitney Bowes Inc., R.R. Donnelly & Sons Inc. and Alco Standard Corp. Strong local competition also exists such as the Lea Group, Ltd. in the United Kingdom. Competition in the facilities management business is based primarily on the technical solutions devised, the breadth of services offered and pricing.

     Litigation. On February 15, 1996, a permanent injunction was issued against Kodak by the United States District Court for the Northern District of California, that is binding upon all successors to Kodak's photocopier equipment sales business. This injunction requires Kodak to supply parts to independent service organizations ("ISOs") that service Kodak manufactured high-volume photocopiers. Pursuant to the Asset Purchase Agreement, the Company has agreed to be bound by the injunction; cooperate with Kodak in satisfying its liability for failure to sell spare parts to ISOs (other than by the Company paying money); assist Kodak with its appeal of the injunction; and, if requested by Kodak, assist Kodak in obtaining a release from the injunction. Kodak has agreed to reimburse the Company for 50% of the costs incurred by the Company in performing its agreed upon obligations.

     Customers and Suppliers. The Sales and Services Business derives its revenues from a broad customer base. In 1995 no single end customer accounted for more than three percent of the Sales and Services Business sales revenue except that approximately ten percent of the revenue of the Sales and Services Business was generated by an unaffiliated leasing company that provides financing to end customers.

     Following the Closing, and for the term of the Amended Supply Agreement, Kodak's Office Imaging manufacturing unit is expected to continue to be the primary supplier of the products including spare parts sold by the Sales and Services Business. See "-- The Amended Supply Agreement."

     The Sales and Services Business currently employs approximately 10,400 people worldwide. Of these, 2,800 are engaged in sales, marketing and related functions, 5,500 are employed as field engineers or in related service functions and 2,100 are facilities management employees. None of the 6,000 employees in the United States are covered by collective bargaining agreements. Sales and Services Business' employees outside of the United States participate in collective bargaining units, trade unions, works councils and similar organizations in localities where it is customary or required by law or regulation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- HISTORICAL SALES AND SERVICES BUSINESS

     General. The following table sets forth certain data from the combined Statement of Operations for the first six months of 1996 and 1995 and full years 1995 and 1994 for the historical Office Imaging Sales and Services Business (the "Historical Business").

                                                  SIX MONTHS ENDED              YEAR ENDED
                                                      JUNE 30,                 DECEMBER 31,
                                                --------------------     ------------------------
                                                1996   1995   CHANGE      1995     1994    CHANGE
                                                ----   ----   ------     ------   ------   ------
                                                                  (IN MILLIONS)
Revenues and income...........................  $880    877       0 %    $1,836   $1,745       5%
Earnings before income taxes..................    44      5    >200 %        25       36     (31)%
Net earnings..................................    22      1    >200 %         6        3     100%

     The Historical Business is comprised of certain worldwide commercial equipment sales and service businesses of Kodak: the sales and marketing operations of Kodak's Office Imaging business unit ("OI"), the portion of Kodak's Customer Equipment Services business unit ("CES") that serves OI, and the facilities management business known as Kodak Imaging Services ("KIS"). The sales and marketing operations of the OI business markets, sells and leases reprographics products worldwide. The CES business is engaged in providing parts and service for reprographics equipment. KIS provides facilities management services to customers worldwide, including the operation of copier/duplicator centers.

     Substantially all of the reprographics equipment, supplies and a majority of parts sold and distributed by the Historical Business have been purchased from the OI manufacturing division (the "Manufacturing Division") of Kodak. Historically, the operations of the Historical Business and the Manufacturing Division have been combined. Consequently, a substantial portion of the equipment, supplies and parts transferred by the Manufacturing Division to the Historical Business have been at the Manufacturing Division's cost, with the remaining portion of equipment, supplies and parts transferred at prices with predetermined mark-ups. Also, the cost of equipment, supplies and parts transferred from the Manufacturing Division to the Historical

Business have not included costs associated with research and development activities which are incurred by the Manufacturing Division.

     In determining the Historical Business' operating expenses certain allocations were made for expenses incurred by Kodak that are attributed to services provided to the Historical Business. These allocations relate primarily to accounting, treasury, legal and other general and administrative functions performed on behalf of the Historical Business. Costs for such services have been reflected in the Historical Business' results of operations on the basis of activity or utilization, estimated support provided to the Historical Business, or other methods management believes to be reasonable. (See Notes 1 and 11 to the combined financial statements of the Historical Business).

     Pursuant to the Asset Purchase Agreement, there are certain assets and liabilities reflected in the combined financial statements of the Historical Business that will not be acquired or assumed by the Company. The most significant of these items relate to: the net investment in direct finance and sales-type leases (exclusive of estimated unguaranteed residual values that will be acquired by the Company); accrued pension expense; accrued post-retirement benefit costs; intangible assets; deferred income tax assets and liabilities, and the assets and liabilities related to sales by the Historical Business of certain equipment manufactured for third parties and toner. Furthermore, certain obligations related to lawsuits, claims and investigations involving the Historical Business, will be retained by Kodak. See the related Notes to the Combined Financial Statements for the Historical Business and the Pro Forma Condensed Consolidated Financial Statements.

     Six Months Ended June 30, 1996 Compared with Six Months Ended June 30, 1995. Worldwide revenues and income for the first six months of 1996 were level with the comparable period of 1995. Rental and service revenues increased 2%, while equipment and supplies sales revenues were down 3%.

     Earnings before income taxes for the first six months of 1996 increased significantly over the comparable period of 1995. Earnings before income taxes benefited from lower purchase prices for equipment, supplies and parts; service productivity improvements and a favorable shift in product mix.

     Cost of goods sold as a percent of revenue for equipment and supplies sales for the first six months of 1996 decreased 10.8 percentage points from the comparable period of 1995 as a result of lower purchase prices for equipment, supplies and parts, service productivity improvements, higher effective selling prices and a favorable shift in product mix. Costs of goods sold as a percent of revenue for rental and service revenues for the first six months of 1996 decreased 0.3 percentage points from the comparable period of 1995 as a result of service productivity improvements.

     Selling, general and administrative expenses totaled $205 million and $207 million for the first six months of 1996 and 1995, respectively. Total selling, general and administrative expenses were 23.3% and 23.6% of revenue in the first six months of 1996 and 1995, respectively.

     The effective tax rate was 50% for the first six months of 1996 compared with 80% for the comparable period of 1995. The effective tax rates in excess of the U.S. statutory rate of 35% principally resulted from operating losses in certain jurisdictions outside the U.S. for which tax benefits have not been taken.

     Year Ended December 31, 1995 Compared with Year Ended December 31,
1994. Worldwide 1995 revenues and income increased 5% versus 1994, due to higher volumes and the favorable effects of foreign currency rate changes. Rental and service revenues also increased 5%, while equipment and supplies sales revenues showed a 4% increase. Revenues in the European region increased 12%, while revenues in the U.S. were unchanged when compared with 1994.

     Earnings before income taxes decreased 31% from 1994. Earnings before income taxes benefited from increased volumes, lower purchase prices for equipment, supplies and parts; and the favorable effects of foreign currency rate changes, but were adversely effected by an unfavorable shift in product mix, higher levels of selling, general and administrative activity and lower effective selling prices.

     Cost of goods sold as a percent of revenue for equipment and supplies sales decreased 5.4 percentage points from 1994 to 1995 as a result of lower purchase prices for equipment, supplies and parts. Costs of goods sold as a percent of revenue for rental and service revenue increased 5.2 percentage points from 1994 to 1995 as a result of an unfavorable shift in product mix and lower effective selling prices.

     Advertising and sales promotion expenses totaled $12 million in 1995 and $11 million in 1994. Other selling, general and administrative expenses totaled $414 million in 1995 and $395 million in 1994. Increases in selling, general and administrative expenses in 1995 resulted from the effects of foreign currency rate changes and higher activity levels directly proportional to revenue increases. Total selling, general and administrative expenses were 23% of revenue for both 1995 and 1994.

     Other income was $13 million in 1995 compared with $8 million in 1994. The increase in 1995 was primarily due to higher interest income associated with the increase in direct finance and sales-type leases. Other costs of $2 million in 1995 are down from the $7 million in 1994 as a result of lower foreign currency losses in 1995 and severance costs recorded in 1994 to realign the Historical Business' European marketing operations.

     The effective tax rates were 76% in 1995 and 92% in 1994. The effective tax rates in excess of the U.S. statutory rate of 35% principally resulted from operating losses in certain jurisdictions outside the U.S. for which tax benefits have not been taken. Valuation allowances related to these losses of $26 million and $16 million existed at year-end 1995 and 1994, respectively.

     Liquidity and Capital Resources -- Sales and Services Business. The Historical Business has no external borrowings and there has been no allocation in the combined financial statements of Kodak's consolidated borrowings to the Historical Business. Funding for all working capital requirements, including finance and sales-type lease receivables and capital expenditures, were provided by Kodak. Furthermore, the Historical Business utilizes Kodak's cash management systems. Under these systems, Kodak's centralized cash accounts receive cash generated from the collection of the Historical Business' receivables and fund cash disbursements for use in the Historical Business' operations. The cumulative net effect of the Historical Business' activity in Kodak's cash management systems, including funding provided by Kodak for capital expenditures, is reflected as net advances/distributions from/to Kodak in the combined statement of cash flows. Net advances from Kodak of $38 million in 1995 were needed to fund capital expenditures of $30 million and cash used in the operations of $9 million. Net distributions to Kodak of $67 million for the six-month period ended June 30, 1996 resulted primarily from net cash provided by operating activities of $66 million.

     Net working capital at year-end 1995 increased to $505 million from $483 million at year-end 1994. The net change was caused primarily by increases in accounts receivable and direct finance and sales-type leases, which resulted from higher revenues. Capital additions were $21 million, $30 million and $6 million in 1994, 1995 and for the six-month period ended June 30, 1996, respectively.

THE ACQUISITION

     The Asset Purchase Agreement. On September 6, 1996 the Company and Kodak executed the Asset Purchase Agreement, pursuant to which the Company agreed to acquire for $684.2 million, in cash, payable at Closing, the net assets of Kodak's Sales and Services Business including (i) certain assets and liabilities relating to (x) the sales, marketing, distribution and services business of Kodak's Office Imaging and Customer Equipment Services business units and (y) the facilities management service business, Kodak Imaging Services, and (ii) all the issued and outstanding stock of the subsidiaries of Kodak engaged in facilities management services. The consideration paid by the Company will be adjusted following Closing to the extent the net book value of the Sales and Services Business on the Closing date differs from $802.0 million. During the period between September 6, 1996 and Closing, the Company may suggest to Kodak and, if requested, assist Kodak in the implementation of a transition plan for the Sales and Services Business.

     Closing. The Closing of the Acquisition will take place on the fifth business day after the following conditions are satisfied or waived: (i) the approval, clearance or decision not to intervene by certain governmental antitrust authorities (ii) the absence of any court or governmental statute, rule, regulation or non-appealable judgment, decree, injunction or other order prohibiting the consummation of the Acquisition;

(iii) the receipt of certain required approvals and consents; and (iv) the approval and adoption of the Ordinary Resolution by the requisite vote of the Company's Shareholders. The parties expect the Closing to occur on or before December 31, 1996.

     Representations and Warranties. The Asset Purchase Agreement contains various representations and warranties of the parties thereto, including representations and warranties, among other things, as to organization; ownership of subsidiaries; the authorization and enforceability of the Asset Purchase Agreement, the Amended Supply Agreement and other documents; compliance with laws; consents required with respect to the Acquisition; financial statements; certain tax matters; employee benefit plans; title to properties; enforceability of contracts; legal proceedings; and the conduct of the Sales and Services Business pending closing. The Company has represented and warranted that it will have adequate financing to consummate the Acquisition at the time of the Closing. Subject to certain exceptions, the representations and warranties of the Company and Kodak shall terminate 18 months after the Closing.

     Covenants. The Asset Purchase Agreement contains various agreements and covenants of the parties thereto, including, among other things, covenants of the Company and Kodak to (i) grant each other access to their respective books and records; (ii) cooperate with each other and use reasonable best efforts to obtain any consents or approvals required to consummate the Acquisition and fulfill the other conditions precedent to their respective obligations under the Asset Purchase Agreement; (iii) cooperate with each other to determine and allocate their respective tax obligations; (iv) cooperate with each other to negotiate certain arrangements with third parties; (v) maintain the confidentiality of any information obtained from the other; (vi) mutually approve in advance any press release or similar public announcement regarding the Acquisition; and (vii) enter into the Amended Supply Agreement and other ancillary agreements.

     Kodak has agreed (i) prior to Closing to conduct the Sales and Services Business in the ordinary course and to use its reasonable best efforts to preserve intact the Sales and Services Business and its relationship with its customers, suppliers and employees; (ii) not to take certain actions prior to Closing, see "-- Conduct of Business Pending the Closing"; (iii) that, for at least three (3) years following the Closing, all of Kodak's purchases of its electrophotographic systems for office imaging and reprographics and related parts, service and supplies will be made exclusively from the Company; and (iv) for at least three (3) years following the Closing, to treat the Company as a preferred provider of Kodak's requirements for other automated office equipment.

     The Company has agreed prior to Closing to offer employment, in comparable positions, to all persons who, as of the Closing, are employees of the Sales and Services Business and to offer employment to certain employees, in comparable positions, who are shared by the Sales and Services Business and other businesses of Kodak, to provide such employees with the same benefits that the Company provides to its existing employees as of the Closing, which benefits shall include certain additional benefits that were not provided as of September 6, 1996 and, for an 18 month period following Closing, to provide those Kodak employees who accept employment with the Company with severance benefits at least equal to those provided by Kodak. Kodak has agreed to share 75% of any severance benefits payable to such employees during the first 12 months following the Closing and 50% of any such benefits payable during the immediately following six months up to an aggregate of $75.0 million for the 18 month period. The Company has also agreed to a variety of lease arrangements for certain real property used in the Sales and Services Business; to be bound by the injunction to which Kodak is subject relating to the selling of spare parts to ISOs who are engaged in the business of servicing Kodak equipment and to cooperate with and assist Kodak in its appeal of such injunction; and to guarantee the performance of each of its subsidiaries under any of the agreements to which such subsidiaries are a party. See "The Parties to the Acquisition -- The Sales and Services Business -- Litigation."

     Kodak and the Company have also agreed to use their reasonable efforts to obtain Canon's consent to the assignment to the Company of agreements pursuant to which the Sales and Services Business currently purchases from Canon, Canon manufactured, Kodak branded electrophotographic equipment for resale ("Canon Agreements"). The Asset Purchase Agreement provides that in lieu of obtaining Canon's consent to the assignment of the Canon Agreements, Kodak and the Company may enter into arrangements with another manufacturer of mid-volume photocopiers pursuant to which the Company would obtain Kodak branded photocopiers comparable to those which the Sales and Services Business purchases for resale under the Canon Agreements. On September 6, 1996, Canon agreed in principle to the assignment of the Agreements, subject to certain modifications requested by Kodak and certain conditions.

     Kodak has incurred certain ongoing obligations to General Electric Capital Corporation ("GECC") in its operation of the Sales and Services Business. Pursuant to the Asset Purchase Agreement, the Company and Kodak have agreed to use their reasonable best efforts, until the Closing, to reach an agreement with GECC that would further the economic interests of both the Company and Kodak. The Company has further agreed that, failing such an agreement, it will not, for a period of 40 months from the signing of the Asset Purchase Agreement, take any action that would be reasonably likely to interfere with Kodak's ability to conclude an agreement with GECC to resolve Kodak's obligations to GECC. Such agreement would preclude the Company from utilizing financing services provided by GECC for the Sales and Services Business.

     No Solicitation. Kodak has agreed that it will not, until the earlier of either the termination of the Asset Purchase Agreement or the Closing of the Acquisition, initiate or solicit any inquiries or proposals or conduct any discussions regarding the sale of any of the assets subject to the Asset Purchase Agreement including the Sales and Services Business.

     Indemnification. The Asset Purchase Agreement provides for indemnification of Kodak and certain related parties by the Company for any damages, claims or losses imposed on them relating to, arising out of or resulting from (i) any breach of a representation or warranty or covenant made by the Company in the Asset Purchase Agreement; (ii) any liability assumed by the Company; (iii) any liability arising out of or relating to the Sales and Services Business to the extent attributable to occurrences and circumstances arising following Closing; and (iv) any taxes for which the Company is responsible under the Asset Purchase Agreement. The Company shall only be liable to Kodak or its related parties for breaches of its representations and warranties to the extent their aggregate losses exceed $250,000 and then only to an aggregate amount equal to 50% of the purchase price.

     Kodak has agreed to indemnify the Company and certain related parties for any damages, claims or losses imposed on them relating to, arising out of or resulting from (i) any breach of a representation or warranty or covenant made by Kodak in the Asset Purchase Agreement; (ii) any liability not assumed by the Company; (iii) any taxes for which Kodak is responsible under the Asset Purchase Agreement; and (iv) certain liabilities under environmental laws for certain conditions, actions or failures to take action with respect to certain real property owned or leased by Kodak. Kodak shall only be liable to the Company or its related parties for breaches of its representations and warranties to the extent that aggregate losses exceed $20.5 million and then only to an aggregate amount of not more than 50% of the purchase price.

     Conditions. The obligations of the parties to consummate the Acquisition are subject to the satisfaction or waiver of certain conditions. These include:
(i) the approval, clearance or decision not to intervene by certain governmental antitrust authorities, including the expiration of the relevant waiting period under the HSR Act which occurred on October 20, 1996; (ii) the absence of any court or governmental statute, rule, regulation or non-appealable judgment, decree, injunction or other order prohibiting the consummation of the Acquisition; (iii) the receipt of certain required approvals and consents; and
(iv) the approval and adoption of the Ordinary Resolution by the requisite vote of the Company's Shareholders.

     Termination, Amendments and Waivers. The Asset Purchase Agreement may be terminated (i) by mutual agreement of the Company and Kodak; (ii) if the Closing has not occurred by February 28, 1997 (provided the Company may not terminate the Asset Purchase Agreement if the Closing has not occurred by such date due to the failure to have obtained certain governmental antitrust consents); (iii) if the Acquisition is prohibited by applicable law; or (iv) if the Closing has not occurred within ten business days after all of the conditions to Closing have been satisfied or waived.

     Any provision of the Asset Purchase Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Kodak, or in the case of a waiver, by the party against whom the waiver is to be effective.

     Expenses. The Asset Purchase Agreement provides that, whether or not the Acquisition is consummated, all costs and expenses incurred in connection with the Acquisition shall be borne by the party incurring such expenses unless expressly provided otherwise in the Asset Purchase Agreement.

     Conduct of Business Pending the Closing. Kodak has agreed that until the Closing it shall not (i) intentionally incur, create or assume any encumbrance on any of its assets other than certain permitted encumbrances; (ii) acquire, sell, lease, license, transfer or dispose of any assets other than in the ordinary course of business; (iii) terminate or materially extend or materially modify any material contract; (iv) enter into any contract, arrangement or commitment other than in the ordinary course of business; (v) incur indebtedness for borrowed money; (vi) issue, grant or sell any shares of capital stock of any of the Kodak subsidiaries comprising Kodak Imaging Services or issue, grant or sell any options, warrants or other rights to purchase any such shares or securities convertible into or exchangeable for such shares; (vii) do any other act which would cause any representation or warranty of Kodak in the Asset Purchase Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect at such time; or (viii) enter into any agreement or commitment with respect to any of the foregoing.

THE AMENDED SUPPLY AGREEMENT

     On September 5, 1995, a subsidiary of the Company entered into reseller agreements (collectively "Reseller Agreement") with Kodak whereby the Company was granted the non-exclusive right to sell and service Kodak high-volume copiers in the United States and Canada. The Reseller Agreement was cancelable at any time without cause by either party upon 120 days notice. In conjunction with the Acquisition, the parties will enter into the Amended Supply Agreement at Closing.

     Pursuant to the Amended Supply Agreement, effective at Closing, the Company will agree to purchase from Kodak its requirements for Kodak branded electrophotographic equipment for office imaging and reprographics manufactured or remanufactured by Kodak ("Equipment") and accessories, spare parts, supplies and toner for such Equipment, and "Kodak" branded third party remanufactured equipment.

     For the first three years of the Amended Supply Agreement, the Company has committed to certain minimum purchases of Equipment at fixed prices. Thereafter, product prices will be mutually agreed upon by Kodak and the Company. If the Company fails to purchase certain targeted volumes of Equipment during the years 1997 through 1999, it is obligated to reimburse Kodak for certain costs incurred by Kodak associated with shortfalls. In the event the Company exceeds certain targeted volumes during such period, Kodak has agreed to make cash payments to the Company equal to certain additional margins resulting from such increased purchases. The Company is not able to estimate with any certainty the amounts that could be due to or from Kodak for under/over achievement of targeted volumes as such sums are dependent upon future market conditions, responses to the Company's sales and promotional efforts and matters generally not within its direction and control.

     Under the Amended Supply Agreement, the Company will have, with limited exceptions for certain applications, market segments and geographic areas, the exclusive right to distribute in most worldwide markets Kodak's currently existing line of Equipment and related software, supplies, accessories and spare parts manufactured or remanufactured by Kodak ("Current Products"). The Company will also have a right of first refusal to exclusively distribute worldwide each proposed new electrophotographic product for office imaging or reprographics other than Equipment capable of producing full color images ("New Products") with limited exceptions for certain applications, market segments and geographic areas. The Company's exclusivity rights with respect to Current Products shall terminate upon the earlier of (i) the Company's failure to purchase the minimums specified in the Amended Supply Agreement and (ii) the Company's failure to pay any contributions to research and development required by the Amended Supply Agreement. Kodak may terminate the Company's exclusivity rights with respect to any New Product if the Company fails to meet its minimum purchase requirements for such product.

     Until the earlier of (i) the termination of the Company's exclusivity rights described above and (ii) five years from the date of the Amended Supply Agreement, the Company shall have a nonexclusive right to distribute certain electrophotographic equipment capable of producing full color images and related software, supplies, accessories and spare parts developed and manufactured by Kodak.

     The Company has agreed to fund a total of $190.0 million to Kodak for ongoing research and development over a six-year period (plus an additional $30.0 million if certain research milestones are met). The Company and Kodak shall each appoint three representatives to serve as members of an advisory committee, which shall meet on a regular basis to discuss overall research and development progress and plans for the development of New Products.

     Kodak may not assign any of its rights under the Amended Supply Agreement or sell its Manufacturing Division during the first 30 months of the Amended Supply Agreement. Thereafter, the Company shall have the right of first offer to purchase the Manufacturing Division in the event Kodak were to offer to sell its Manufacturing Division. Kodak has also agreed not to market, sell, distribute, maintain, service or repair any equipment that is a Current Product or a New Product, except as expressly permitted by the Amended Supply Agreement, until such time that the Company's exclusivity rights with respect to Current Products terminate.

     The Amended Supply Agreement will have an initial term of ten (10) years and may be renewed for an additional term of three (3) years upon the mutual agreement of the parties. The Amended Supply Agreement may be terminated (i) by mutual agreement of the Company and Kodak; (ii) after material breach of one of the parties; or (iii) by Kodak after the third anniversary thereof if it determines that the manufacturing business has failed to achieve adequate profitability, in which case Kodak may elect to begin a 24 month winding down period at the end of which Kodak shall cease to engage in such business and the Amended Supply Agreement will be terminated.

FINANCING THE ACQUISITION

     Source and Amount of Funds. The cash funds required by the Company at the Closing to purchase the Sales and Services Business pursuant to the Asset Purchase Agreement is approximately $684.2 million. The Company has received a commitment letter from NationsBank whereby, subject to various contingencies, NationsBank has agreed to provide financing to the Company in the aggregate amount of up to $1.275 billion. The commitment letter provides that, upon satisfaction of certain ordinary and customary conditions, the Company shall under a credit agreement with NationsBank as Agent and the Lenders (the "Credit Agreement") obtain (i) a six-year term revolving credit facility in the aggregate amount of up to $725.0 million which will include a $75.0 million sublimit for the issuance of standby and commercial letters of credit (each a "Letter of Credit") and a sublimit for multi-currency borrowings in readily available currencies to be determined, and (ii) a six-year term loan/letter of credit facility of $550.0 million (collectively, the "New Credit Facility"). The New Credit Facility is expected to be secured by (i) a pledge of the capital stock of the Company's holding company in each of the Material Countries; (ii) guarantees, as permitted under local law, of the Company's operating companies in the Material Countries; and (iii) a covenant by the Company that it will not pledge its assets except as specifically permitted under the terms of the credit facility. NationsBank will act as sole and exclusive administrative agent for the New Credit Facility. NationsBanc Capital Markets, Inc. ("NCMI") will act as the arranger and syndication agent for the New Credit Facility to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to the Company for the New Credit Facility. Letters of Credit will be issued by NationsBank and other Lenders, and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit. The Company intends to use the proceeds provided from the New Credit Facility (i) to purchase the Sales and Services Business, (ii) to refinance the then existing bank indebtedness of the Company and (iii) to apply a portion of such proceeds for working capital and general corporate purposes of the Company. The Company, at October 1, 1996, had approximately $220.0 million of outstanding bank indebtedness to be refinanced in connection with the consummation of the Acquisition. Loans under the Credit Agreement would bear interest, at the option of the Company, at either: (i) the London InterBank Offered Rate plus 0.6% for the periods of one, two, three or six months or (ii) an alternate base rate, consisting of the higher of (A) the NationsBank prime rate and (B) the Federal Funds rate plus 0.5%.

     Conditions. The Credit Agreement will be subject to the satisfaction of various conditions precedent related to financial information regarding the Sales and Services Business, no adverse material changes in the Company or the financial market, compliance with and satisfaction of certain existing financial obligations and the acceptability of certain documents relating to the Credit Agreement. The conditions also require certain legal opinions, as well as satisfaction of any other conditions as are appropriate, normal and customary to similar financing arrangements.

     Covenants and Restrictions. The Credit Agreement will contain certain negative and affirmative covenants and agreements which place requirements and restrictions on the Company regarding disposition of assets, financial ratios, capital expenditures, acquisitions, operations, additional indebtedness, permitted liens and payment of dividends similar to those contained in the Company's current principal credit facility.

BACKGROUND OF THE ACQUISITION

     On January 18, 1996, Kodak announced its intention to strengthen and reposition its Office Imaging Business by exploring various strategic options and structural alternatives. Following Kodak's announcement, its investment and financial advisor, Goldman, Sachs & Co. ("Goldman") contacted the Company and expressed an interest in exploring such strategic options and structural alternatives. In late January, Kodak advised the Company that Kodak would entertain bids for the purchase of its Office Imaging Business. In February, the Company engaged Salomon Brothers Inc ("Salomon") as its financial advisor to represent the Company in conjunction with its interest in purchasing Kodak's Office Imaging Business.

     On February 6, 1996, Kodak and the Company executed a confidentiality agreement. Shortly thereafter, the Company received a short sales memorandum from Goldman, which discussed industry information and set forth the requirements for the submission of a bid for the Office Imaging Business. At the end of February, Goldman distributed a Confidential Memorandum to the Company, which contained detailed descriptions of, and financial information with respect to, Kodak's Office Imaging Business.

     In late March 1996, the Company submitted a non-binding preliminary indication of interest letter to Goldman. In its March non-binding letter, the Company expressed an interest in acquiring 100% of the worldwide sales and service network of the Office Imaging Business and proposed that the manufacturing and research and development business segment of the Office Imaging Business be owned by a consortium, including the Company and Kodak and/or an, as yet unidentified, alternative manufacturing and technology company. The non-binding letter provided that the Company would be interested in discussing the possible purchase of the Office Imaging Business at a price range between $475.0 million and $1.0 billion.

     In early April 1996, Kodak invited representatives of the Company to visit its headquarters in Rochester, New York for management presentations, facilities tours and data room visits to review certain agreements and financial data. In mid-April, Company management, accompanied by its legal and financial advisors, visited Kodak's headquarters in Rochester, New York to conduct due diligence with respect to the Office Imaging Business, and to listen to Kodak management presentations. On May 5, 1996 the Board met in Atlanta, Georgia and discussed the status of the Kodak negotiations.

     In mid-May 1996 the Company received a letter from Goldman, on behalf of Kodak, which invited the Company to submit a definitive non-binding proposal to Kodak for the acquisition of the Office Imaging Business. Goldman set the date of June 10, 1996 as the deadline for submitting the definitive non-binding proposal.

     On June 3, 1996 an informal meeting was held in London, during which the Company's Chief Executive Officer, Mr. Daniel M. Doyle updated the Chairman of the Company's Board, Mr. Mark Vaughan-Lee, and the other U.K. Directors on the progress of the negotiations with Kodak. Mr. Doyle also had face to face meetings with the Company's U.S. Directors. The Company's Directors also had periodic informal communications with management regarding the ongoing negotiations.

     In early June, Company management and the Company's legal and financial advisors prepared a detailed letter which set forth the Company's proposal to Kodak. On June 9, 1996, a telephonic Board meeting was held during which the Board approved the sending of the detailed non-binding letter which set forth the

Company's proposal. In advance of such meeting, all Directors of the Company were supplied with information prepared by Salomon regarding Kodak, the industry and the Company's opportunity. The following day, June 10, 1996, the Company submitted its detailed non-binding proposal, which was subject to the Board's final approval. In its proposal, the Company offered to purchase the worldwide Sales and Services Business and to form a joint venture to own the Manufacturing Division for a total consideration of $823.0 million.

     In mid-June 1996, Goldman sent a letter to Salomon, which set forth portions of the Company's proposal that required clarification as well as portions that were objected to by Kodak. On June 17, 1996 the Company responded to Goldman's objections with a revised proposal, pursuant to which the Company agreed to assume certain additional obligations with respect to employee transfers, benefits and severance and reduced its previous offer by $20.0 million.

     On June 18, 1996, Goldman contacted the Company and requested that face to face meetings be held to discuss the Company's latest proposal. On June 19th and 20th representatives of Kodak, the Company and their respective legal and financial advisors met in New York City to discuss further alternatives and concepts with respect to a possible acquisition by the Company of the Office Imaging Business.

     On June 21, 1996, in a telephone conference meeting between certain members of the Company's and Kodak's management as well as the parties' respective financial advisors, Kodak indicated that it would entertain a proposal from the Company to purchase just the sales and services portion of Kodak's Office Imaging Business, which would include a commitment by the Company to enter into a long term supply agreement with Kodak.

     On June 28, 1996 Salomon advised Goldman that the Company was interested in the possibility of purchasing the worldwide sales and services portions of Kodak's Office Imaging Business and entering into a long term supply agreement with Kodak.

     Throughout the month of July various meetings were held in New York between the parties' respective financial and legal advisors and certain members of each parties' management to discuss the possible purchase by the Company of the worldwide sales and service portion of the Office Imaging Business and the structure of a long term supply agreement. The Company's Board met in Virginia on July 12, 1996 to discuss the status of the negotiations with Kodak.

     On July 17, 1996, Salomon sent Goldman a letter which set forth the Company's offer to purchase, solely the sales and services portions of the Office Imaging Business, for $725.0 million and in conjunction therewith, enter into a long term supply agreement with Kodak.

     Throughout the later half of July and the month of August, the parties negotiated the details of a possible purchase by the Company of the sales and services businesses of Kodak's Office Imaging Business. On August 9, 1996, Mr. Doyle, for the Company, and Mr. Wilbur J. Prezzano, for Kodak, spoke by telephone and reached an understanding in general terms to proceed to structure an asset purchase agreement with respect to the sales and services businesses coupled with a long term supply agreement.

     From August 9, 1996 forward, the Company and Kodak negotiated the details of an asset purchase agreement and supply agreement in daily meetings. On August 19, 1996 the Board held a conference call meeting to discuss the status of the negotiations. On August 22, 1996, the Company's Board was briefed by Salomon with respect to the revised structure of the Company's proposed acquisition of Kodak's worldwide sales and services businesses.

     On August 28, 1996, the Company's Board held a conference call meeting and Mr. Doyle advised the Board as to the strategic aspects of the proposed acquisition as well as the implementation thereof and Salomon briefed the Board on the current structure of the proposed asset purchase agreement. On September 3, 1996, the Company's Board convened in New York City and reviewed with its financial advisor the terms of the proposed acquisition and the potential financial and strategic benefits of the proposed acquisition and after receiving Salomon's oral opinion that the consideration to be paid by the Company was fair to the Company from a financial point of view, the Board approved the proposed acquisition subject to final agreement on the terms of the asset purchase agreement.

     On September 6, 1996, the Company and Kodak finalized their negotiations and as a result executed the Asset Purchase Agreement wherein the Company agreed to acquire the Sales and Services Business in exchange for $684.2 million in cash payable at Closing, subject to adjustment following the Closing to the extent that the net book value of the Sales and Services Business on the Closing date differs from $802.0 million. The Company's previous cash offer of $725.0 million was reduced as a result of the parties' negotiations with respect to, among other things, potential employee severance contingencies. The Company and Kodak also agreed upon the principal terms of various future agreements, including the Amended Supply Agreement, which would govern their future relationship.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

     The Board has determined that the Acquisition is advisable to, fair to and in the best interests of the Company and its Shareholders and has unanimously approved the Ordinary Resolution. Accordingly, the Board unanimously recommends that holders of Ordinary Shares vote "FOR" approval and adoption of the Ordinary Resolution.

     By virtue of London Stock Exchange requirements, in excess of fifty percent of Danka Business Systems PLC's Ordinary Share votes cast at the Extraordinary General Meeting are required to approve the acquisition of the Sales and Services Business. Upon adoption of the Ordinary Resolution set forth below, Danka Business Systems PLC directors and officers will be authorized to effect the Acquisition upon such final terms and conditions as the Board or a duly authorized Committee thereof determines in their sole discretion. To accomplish the foregoing, the Board proposes adoption of the following Ordinary Resolution:

     THAT the proposed acquisition by the Company and/or its subsidiaries pursuant to an asset purchase agreement between (1) Eastman Kodak Company and (2) the Company dated 6th September, 1996 (the "Asset Purchase Agreement"), a copy of which has been produced to the meeting and signed for the purposes of identification by the Chairman of the meeting, of (i) certain assets and liabilities relating to (x) the sales, marketing, distribution and equipment service operations of Eastman Kodak Company's Office Imaging and Customer Equipment Services business units and (y) the facilities management services business of Eastman Kodak Company known as "Kodak Imaging Services" and (ii) the whole of the issued share capital of the subsidiaries of Eastman Kodak Company which engage in facilities management services, be and is hereby approved; and the Directors of the Company (or any duly authorized committee appointed by them) be and are hereby authorized to cause the Asset Purchase Agreement and all matters provided therein or related thereto to be completed and at their discretion to amend, waive, vary or extend any of the terms of the Asset Purchase Agreement and any other document referred to therein or connected therewith in whatever way they consider to be necessary or desirable and to do or procure all such other acts or things as they consider necessary or desirable in connection therewith.

REASONS FOR THE ACQUISITION

     The following "Reasons for the Acquisition" section should be read in conjunction with "SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS."

     In reaching its unanimous determination to approve the Acquisition and to recommend that the holders of Ordinary Shares approve the Acquisition and vote for the Ordinary Resolution, the Board consulted with the Company's management as well as its financial advisor and considered the factors set forth below. The Board did not assign any relative or specific weight to the factors considered. The Board considered a number of things including the following items of consideration that it believes to be material:

          1. The written opinion of the Company's financial advisor, Salomon Brothers Inc, that the consideration to be paid by the Company is fair from a financial point of view. See "-- Opinion of the Company's Financial Advisor."

          2. The Company's high-volume equipment growth strategy. The Board believes that high-volume (segment 5 and 6) equipment is an important product segment and expects sales of this equipment and related parts and service to be a major contributor to the Company's future growth. The Board further believes that Kodak is one of only three manufacturers which currently produce reliable high-volume equipment. In the absence of a competitive high-volume effort, the Board believes that the Company's growth rate could be adversely affected. High-volume equipment produces forty-three percent (43%) of the total copies made in North America and is the fastest growing segment in the market. High-volume equipment is also the choice of major market and Fortune and FT-SE 100 companies and is essential for a significant national account program. The continued availability to the Company of such high-volume products would position the Company to also sell other products and services to such large customers. If the Company were to lose its access to high-volume copiers, the Company could be placed at a competitive disadvantage.

          3. The Acquisition's enhancement of the Company's competitiveness. The Acquisition will allow the Company to provide a full line of equipment ranging from small copiers to high-volume duplicators, fax machines and state of the art digital copiers/printers and will make the Company the principal full line competitor to Xerox. The Board believes that the Acquisition would increase the Company's competitiveness by providing it with desirable high-volume equipment, a global presence, excellent brand name recognition, established relationships with Fortune 500 accounts, and substantial high-volume equipment service which has garnered favorable historical customer satisfaction.

          4. The impact of the Acquisition on the Company's earnings. The Board expects, based upon financial models presented to them, that the Acquisition will be accretive to earnings within 12 months.

          5. The likelihood of the Acquisition being approved by the appropriate regulatory authorities. The Acquisition is subject to the approval of certain regulatory authorities and the Board believes that the Acquisition will be approved by the appropriate regulatory authorities.

          6. The Company's familiarity with Kodak's Office Imaging Business operations and future prospects. The Company has had an ongoing relationship with Kodak's Office Imaging business unit and the Board believes that such familiarity has assisted the Company in making an informed assessment and evaluation of the Acquisition.

          7. The economic conditions and prospects in the industry in which the Company operates.

          8. The overlay of the Company's existing sales and services branch network with the Sales and Services Business. Ninety percent of the Sales and Services Business' revenue is generated in the countries where the Company currently operates which provides significant opportunities for synergies.

          9. The likelihood of the Company to enhance the net margins of the Sales and Services Business through the benefits of various cost efficiencies and synergies.

          10. The potential increased international scope of the Company's operations and the Company's potential increased presence in 19 new countries including countries in Europe, Africa, the Middle East, Asia and Latin America.

          11. The potential addition to the Company of over 300 sales and service locations around the world.

          12. The Board believes that the representations, warranties, covenants, conditions and indemnities contained in the Asset Purchase Agreement and other documents adequately protects the Company's interests.

          13. The impact and likelihood of integrating Kodak employees into a new corporate culture.

          14. The importance of the Amended Supply Agreement on the Company's future operations and the material terms thereof.

          15. The demands that the Acquisition and the integration of the Sales and Services Business will place on the Company's resources, infrastructure and current operations and the impact on the same.

          16. The Company's ability to finance the Transaction.

     Based upon all of these matters and after carefully considering the various benefits and detriments set forth above and concluding that the benefits outweighed the detriments, the Board unanimously approved the Acquisition and the Ordinary Resolution.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

     On September 6, 1996, Salomon, financial advisor to the Company, delivered its written opinion to the Board that, subject to the assumptions set forth therein, the consideration to be paid by the Company is fair from a financial point of view. The full text of the written opinion of Salomon dated September 6, 1996, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is attached hereto as Appendix A. The Salomon opinion is directed only to the fairness, from a financial point of view, of the consideration paid by the Company and does not address the Company's underlying business decision to effect the Acquisition or constitute a recommendation to any Shareholder as to how such Shareholder should vote with respect to the Acquisition. The amount of the Acquisition consideration was determined by arms'-length negotiations between the Company and Kodak, in consultation with their respective financial advisors and other representatives, but the amount of the Acquisition consideration was not set by such financial advisors. The summary of Salomon's opinion is qualified in its entirety by reference to the full text of such opinion attached as Appendix A. SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

     Salomon is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company retained Salomon because of its reputation and expertise in transactions similar to the Acquisition, as well as its familiarity with the Company. Salomon has previously rendered certain investment banking and financial advisory services to the Company for which Salomon received customary compensation. In addition, in the ordinary course of its business, Salomon actively trades the debt and equity securities of both the Company and Kodak for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to an engagement letter with Salomon, the Company has agreed to pay Salomon $7.5 million upon the consummation of the Acquisition. Should the Acquisition not be closed as anticipated, the Company shall pay to Salomon the sum of $500,000 in connection with its services. The Company has also agreed that in the event of Closing, to reimburse Salomon for reasonable travel and out-of-pocket expenses incurred in connection with its engagement (including certain reasonable fees and expenses of its counsel) and to indemnify Salomon and certain related persons against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under federal securities laws.

ACCOUNTING TREATMENT OF THE ACQUISITION

     In accordance with U.S. GAAP, the Company intends to account for the Acquisition as a purchase. Under such purchase accounting, the assets and liabilities acquired will be recorded at their fair values, and the excess of the fair value of the net assets acquired over the cost of the Acquisition (negative goodwill) will be allocated to reduce the net book value of identifiable intangible assets and other noncurrent assets acquired.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION

     There are no direct tax consequences as a result of the Acquisition to the Company's holders of Ordinary Shares or holders of ADSs.

REGULATORY APPROVAL

     Status of Regulatory Approvals. The obligation of the Company to consummate the Acquisition is conditioned upon the parties' compliance with certain regulatory requirements, including the HSR Act. The parties have filed or intend to file necessary notices, applications or documents to obtain antitrust or regulatory consents to complete the Acquisition as are legally required in other jurisdictions or countries including Austria, Canada, Germany, Ireland, Japan, and Mexico. The Company and Kodak have agreed to cooperate and file such other notices, applications or other documents which are determined by the parties to be necessary to consummate the Acquisition.

     Hart-Scott-Rodino. The HSR Act provides that certain acquisition transactions (including the Acquisition) may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the mandatory waiting period has expired. The Antitrust Division and the FTC received the required notices from Kodak and the Company and the waiting period commenced on September 20, 1996 and expired on October 20, 1996. At any time before or after the consummation of the Acquisition, the Antitrust Division, the FTC or another third party could seek to enjoin or rescind the Acquisition on antitrust grounds. In addition, at any time before or after the consummation of the Acquisition, and notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under state antitrust laws as it deems necessary or desirable in the public interest.

     The Company is not aware of any other material regulatory filings, approvals or actions that may be required prior to Closing for consummation of the Acquisition. Should any other approval or action be required, it is presently contemplated by the Company that such approval or action would be sought. There can be no assurance, however, that any such other approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Acquisition.

SELECT HISTORICAL AND PRO FORMA FINANCIAL DATA

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE COMPANY

     The selected historical consolidated financial data of the Company presented below for, and as of the end of, each of the years in the five-year period ended March 31, 1996 are derived from the audited consolidated financial statements of the Company, which are incorporated by reference into this Proxy Statement. The selected historical consolidated financial data of the Company presented below for, and as of the end of, the three-month period ended June 30, 1995 and 1996 are derived from unaudited interim consolidated financial statements of the Company, which have been prepared by management on the same basis as the audited consolidated financial statements of the Company and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations for the interim periods. Results of operations for interim periods are not necessarily indicative of results to be expected for the full year. The data presented below should be read in conjunction with the Company's Consolidated Historical Financial Statements and related notes and other financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this Proxy Statement.

                                                                                                            THREE MONTHS
                                                            FISCAL YEAR ENDED MARCH 31,                    ENDED JUNE 30,
                                               ------------------------------------------------------   ---------------------
                                                 1992       1993       1994       1995        1996        1995        1996
                                               --------   --------   --------   --------   ----------   --------   ----------
                                                       (IN THOUSANDS, EXCEPT PER ADS AMOUNTS)                (UNAUDITED)
STATEMENT OF EARNINGS DATA(1):
Revenue:
  Retail equipment sales.....................  $ 79,904   $126,175   $202,246   $324,758   $  474,116   $ 98,470   $  149,917
  Retail service, supplies and rentals.......   114,577    166,363    250,972    377,982      595,477    120,721      194,952
  Wholesale..................................    41,541     60,157     78,190     99,456      170,711     29,823       57,086
                                               --------   --------   --------   --------   ----------   --------   ----------
        Total revenue........................   236,022    352,695    531,408    802,196    1,240,304    249,014      401,955
Costs and operating expenses:
  Retail equipment sales.....................    48,680     78,002    122,964    196,953      288,000     61,039       92,764
  Retail service, supplies and rentals.......    58,778     84,853    131,174    199,585      315,060     63,479      103,222
  Wholesale..................................    35,446     49,993     63,502     81,765      140,595     24,678       46,890
Selling, general and administrative
  expenses...................................    73,383    107,668    162,119    245,525      378,407     76,627      126,496
Amortization of intangible assets............    10,111      1,821      3,765      6,818       13,587      2,356        4,419
Restructuring charges........................        --         --         --         --        8,500         --           --
                                               --------   --------   --------   --------   ----------   --------   ----------
        Total costs and operating expenses...   226,398    322,337    483,524    730,646    1,144,149    228,179      373,791
Earnings from operations.....................     9,624     30,358     47,884     71,550       96,155     20,835       28,164
Interest expense and other, net..............     3,338      2,751      3,667      7,742       21,566      3,278        5,033
                                               --------   --------   --------   --------   ----------   --------   ----------
Earnings before income taxes.................     6,286     27,607     44,217     63,808       74,589     17,557       23,131
Provision for income taxes...................     1,721      6,395     17,751     24,761       28,241      6,700        8,800
                                               --------   --------   --------   --------   ----------   --------   ----------
Earnings before extraordinary item...........     4,565     21,212     26,466     39,047       46,348     10,857       14,331
                                               --------   --------   --------   --------   ----------   --------   ----------
Extraordinary item -- loss on early
  extinguishment of debt, net of income tax
  benefit of $691............................        --         --         --         --        1,133         --           --
                                               --------   --------   --------   --------   ----------   --------   ----------
Net earnings.................................  $  4,565   $ 21,212   $ 26,466   $ 39,047   $   45,215   $ 10,857   $   14,331
                                               ========   ========   ========   ========   ==========   ========   ==========
Net earnings per ADS(2)......................  $   0.11   $   0.51   $   0.59   $   0.80   $     0.88   $   0.22   $     0.25
Dividends per ADS............................  $   0.06   $   0.07   $   0.09   $   0.11   $     0.13   $     --   $       --
Weighted average ADSs(2).....................    40,584     41,422     45,210     48,735       51,533     49,213       57,787

                                                                     MARCH 31,                                JUNE 30,
                                               ------------------------------------------------------   ---------------------
                                                 1992       1993       1994       1995        1996        1995        1996
                                               --------   --------   --------   --------   ----------   --------   ----------
                                                                   (IN THOUSANDS)                            (UNAUDITED)
BALANCE SHEET DATA(1)(3):
Working capital..............................  $ 15,086   $ 24,387   $ 96,250   $192,928   $  217,674   $167,672   $  280,812
Total assets.................................   125,070    164,504    356,804    635,314    1,091,556    657,474    1,181,978
Long-term debt, less current maturities......    20,595     19,954     67,520    233,681      318,262    238,073      379,513
Shareholders' equity.........................    43,540     62,154    169,925    206,408      441,843    218,631      461,339

---------------

(1) Revenue, expenses, assets, and liabilities are significantly affected by the number and timing of acquisitions made by the Company.
(2) Calculated by using the weighted average number of ADSs outstanding during the period, as adjusted for Ordinary Shares issuable upon exercise of options, based on the ratio of four Ordinary Shares to one ADS.
(3) The balance sheet data are as of the last day of the respective periods.

 SELECTED HISTORICAL FINANCIAL DATA FOR THE HISTORICAL OFFICE IMAGING SALES AND
                               SERVICES BUSINESS

     The selected historical financial data of the historical Office Imaging Sales and Services Business presented below as of December 31, 1995 and for each of the two years in the period then ended are derived from the audited combined financial statements of the historical Office Imaging Sales and Services Business set forth elsewhere in this Proxy Statement. The selected historical combined financial data of the historical Office Imaging Sales and Services Business presented below as of June 30, 1996 and for the six month periods ended June 30, 1995 and 1996 are derived from unaudited interim combined financial statements of the historical Office Imaging Sales and Services Business. Results of operations for interim periods are not necessarily indicative of results to be expected for the full year. It is important to recognize that the combined historical financial data for the historical Office Imaging Sales and Services Business includes various assets and liabilities, and revenues and expenses, which will not be part of the Sales and Services Business acquired by the Company. The data presented below should be read in conjunction with the Combined Financial Statements of the historical Office Imaging Sales and Services Business and related notes, as well as the other financial information, including pro forma financial information included elsewhere in this Proxy Statement and the discussions set forth in the sections captioned "The Parties to the Acquisition -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Historical Sales and Services Business."

                                                                    FOR THE YEAR     FOR THE SIX
                                                                        ENDED        MONTHS ENDED
                                                                    DECEMBER 31,       JUNE 30,
                                                                   ---------------   ------------
                                                                    1994     1995    1995    1996
                                                                   ------   ------   -----   ----
                                                                                     (UNAUDITED)
                                                                           (IN MILLIONS)
REVENUES AND INCOME:
  Rental and services revenues...................................  $1,093   $1,152   $ 572   $585
  Equipment and supplies sales...................................     644      671     299    289
  Other income...................................................       8       13       6      6
                                                                   ------   ------   -----   -----
          Total Revenues and Income..............................   1,745    1,836     877    880


COSTS
Costs of goods sold:
  Rental and service.............................................     762      863     397    404
  Equipment and supplies.........................................     534      520     266    226
Selling, general and administrative expenses.....................     406      426     207    205
Other costs......................................................       7        2       2      1
                                                                   ------   ------   -----   -----
          Total Costs............................................   1,709    1,811     872    836

Earnings before income taxes.....................................      36       25       5     44
Provision for income taxes.......................................      33       19       4     22
                                                                   ------   ------   -----   -----
     Net Earnings................................................  $    3   $    6   $   1   $ 22
                                                                   ======   ======   ======  ======

                                                                      DECEMBER 31,      JUNE 30,
                                                                          1995            1996
                                                                      ------------     -----------
                                                                                        (UNAUDITED)

BALANCE SHEET DATA:
Working capital...................................................       $  505          $   455
Total assets......................................................        1,249            1,170
Division equity...................................................          841              787

           SELECTED PRO FORMA HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected pro forma historical consolidated financial data presented below for the year ended March 31, 1996 and for, and as of the end of, the three months ended June 30, 1996 are derived from the unaudited pro forma historical consolidated financial statements included elsewhere in the Proxy Statement. The unaudited pro forma historical consolidated statement of earnings data for the year ended March 31, 1996 gives effect to the following as if each had occurred on April 1, 1995: (i) the acquisitions completed during fiscal 1996 (the "Fiscal 1996 Acquisitions"), (ii) acquisitions completed on or after April 1, 1996 other than the Acquisition (the "Fiscal 1997 Acquisitions") and (iii) the Acquisition. The unaudited pro forma historical consolidated statement of earnings data for the three months ended June 30, 1996 gives effect to the following as if each had occurred on April 1, 1996: (i) the Fiscal 1997 Acquisitions and (ii) the Acquisition. The unaudited pro forma condensed consolidated balance sheet data gives effect to the following as if each had occurred as of June 30, 1996: (i) acquisitions completed after June 30, 1996 other than the Acquisition (the "Recent Acquisitions") and (ii) the Acquisition. The selected pro forma historical consolidated financial data does not purport to be indicative of the combined results of operations that actually would have occurred if the transactions described above had been effected at the dates indicated or to project future results of operations for any period. See the Unaudited Pro Forma Condensed Consolidated Financial Statements and related notes included elsewhere in this Proxy Statement.

                                                                                      THREE MONTHS
                                                                    FISCAL YEAR        ENDED JUNE
                                                                    ENDED MARCH           30,
                                                                     31, 1996             1996
                                                                    -----------       ------------
                                                                             (UNAUDITED)
                                                                        (DOLLARS IN MILLIONS)
STATEMENT OF EARNINGS DATA(1):
Total revenue.....................................................    $ 3,486           $    883
Costs of sales....................................................      2,333                577
Selling, general and administrative expenses......................        952                238
Amortization of intangible assets.................................         20                  4
Restructuring charges.............................................          9                 --
                                                                      -------            -------
          Total costs and operating expenses......................      3,314                819
Earnings from operations..........................................        172                 64
Interest expense and other, net...................................         80                 18
                                                                      -------            -------
Earnings before income taxes......................................         92                 46
Provision for income taxes........................................         46                 21
                                                                      -------            -------
Earnings before extraordinary item................................         46                 25
Extraordinary item, net of income tax benefit.....................          1                 --
                                                                      -------            -------
Net earnings......................................................    $    45           $     25
                                                                      =======            =======
Net earnings per ADS(2)...........................................    $  0.85           $   0.43
Dividends per ADS.................................................    $  0.13           $     --
Weighted average ADSs (in thousands)(2)...........................     52,233             57,787

                                                                                        JUNE 30,
                                                                                          1996
                                                                                      ------------
                                                                                      (UNAUDITED)
                                                                                      (DOLLARS IN
                                                                                       MILLIONS)
BALANCE SHEET DATA(1):
Working capital................................................................         $    648
Total assets...................................................................            2,160
Long-term debt, less current maturities........................................            1,126
Shareholders' equity...........................................................              461

---------------

(1) Revenue, expenses, assets, and liabilities are significantly affected by the number and timing of acquisitions made by the Company.
(2) Calculated by using the weighted average number of ADSs outstanding during the period, as adjusted for Ordinary Shares issuable upon exercise of options, based on the ratio of four Ordinary Shares to one ADS.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of the Company at and for the three years ended March 31, 1996, incorporated in this Proxy Statement by reference to the Company's Annual Report on Form 10-K for such period, have been incorporated by reliance on the report of KPMG Chartered Accountants and Registered Auditors, which is also incorporated by reference herein. The Company's present auditors have served as auditors in such capacity for the Company for more than twenty
(20) years. Representatives of the firm are expected to be present at the Meeting, will be afforded an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. It is not expected that the Chartered Accountants and Registered Auditors of Kodak will be available at the meeting.

              SHAREHOLDERS' PROPOSALS FOR THE 1997 ANNUAL MEETING

     If a holder of Ordinary Shares desires to present a proposal for action at the Company's next Annual General Meeting to be held in 1997, and such proposal conforms to the rules and regulations of the SEC and is in accordance with other U.S. federal laws as well as the laws of the United Kingdom, such proposal must be received by the Company by February 10, 1997 to be included in the Company's Proxy Statement and proxy for such 1997 meeting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference the following documents filed by the Company with the Commission pursuant to the Exchange Act:

          1. The Company's Annual Report on Form 10-K for the year ended March 31, 1996.

          2. The Company's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Extraordinary General Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference and modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. The Company hereby undertakes to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon the written or oral request of any such person and by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any of or all documents referred to above which have been or may be incorporated by reference in this Proxy Statement (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference). Requests for such copies should be directed to Investor Relations, Danka Holding Company, 11201 Danka Circle North, St. Petersburg, Florida 33716, telephone number (813) 576-6003.

                                          By order of the Board

                                          /s/ PAUL G. DUMOND
                                          --------------------------------------
                                          Paul G. Dumond
                                          Secretary

Dated: November 7, 1996

                           FINANCIAL STATEMENTS INDEX

DANKA BUSINESS SYSTEMS PLC
  Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statements.....   F-2
  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1996........   F-3
  Unaudited Pro Forma Condensed Consolidated Statement of Earnings For the Three
     Months Ended June 30, 1996.......................................................   F-4
  Unaudited Pro Forma Condensed Consolidated Statement of Earnings For the Year Ended
     March 31, 1996...................................................................   F-5
OFFICE IMAGING SALES AND SERVICES BUSINESS
  Report of Independent Accountants...................................................   F-7
  Combined Statement of Financial Position as of December 31, 1995 and 1994...........   F-8
  Combined Statement of Operations for the Years Ended December 31, 1995 and 1994.....   F-9
  Combined Statement of Cash Flows for the Years Ended December 31, 1995 and 1994.....  F-10
  Notes to Combined Financial Statements..............................................  F-11
  Unaudited Combined Statement of Financial Position as of June 30, 1996 and 1995.....  F-23
  Unaudited Combined Statement of Operations for the Six Months Ended June 30, 1996
     and 1995.........................................................................  F-24
  Unaudited Combined Statement of Cash Flows for the Six Months Ended June 30, 1996
     and 1995.........................................................................  F-25

                           DANKA BUSINESS SYSTEMS PLC

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the following as if each had occurred as of June 30, 1996: (i) the Acquisition and (ii) the Recent Acquisitions. The unaudited Pro Forma Condensed Consolidated Statement of Earnings for the three months ended June 30, 1996 gives effect to the following as if each had occurred on April 1, 1996: (i) the Acquisition and (ii) the Fiscal 1997 Acquisitions. The unaudited Pro Forma Condensed Consolidated Statement of Earnings for fiscal 1996 gives effect to the following as if each had occurred on April 1, 1995: (i) the Acquisition, (ii) the Fiscal 1996 Acquisitions and (iii) the Fiscal 1997 Acquisitions.

     The unaudited Pro Forma Condensed Consolidated Financial Statements are based on: (i) the Company's audited Consolidated Statement of Earnings for the year ended March 31, 1996, unaudited Consolidated Statement of Earnings for the three months ended June 30, 1996 and unaudited Consolidated Balance Sheet as of June 30, 1996, and (ii) the historical Office Imaging Sales and Services Business' audited Combined Statement of Operations for the year ended December 31, 1995, unaudited Combined Statement of Operations for the three months ended June 30, 1996 and unaudited Statement of Financial Position as of June 30, 1996.

     The Acquisition will be accounted for under the purchase method of accounting. The total purchase price for the Acquisition will be allocated to tangible and identifiable intangible assets and liabilities based on management's estimate of their fair values, with the excess of the fair value of the Net Assets Acquired over the cost of the Acquisition (negative goodwill) allocated to reduce the value of identifiable intangible assets and other noncurrent assets acquired.

     These unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to be indicative of the combined results of operations that actually would have occurred if the transactions described above had been effected at the dates indicated or to project future results of operations for any period. The unaudited Pro Forma Condensed Consolidated Financial Statements and respective related notes thereto should be read in conjunction with the financial statements and related notes of the Company and the combined financial statements of the historical Office Imaging Sales and Services Business and related notes.

                           DANKA BUSINESS SYSTEMS PLC

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1996

                                                    OFFICE      PURCHASE AND                        PRO FORMA
                                                    IMAGING      PRO FORMA                         ADJUSTMENTS
                                       DANKA       SALES AND    ADJUSTMENTS                            FOR
                                     BUSINESS      SERVICES       FOR THE            RECENT           RECENT
                                    SYSTEMS PLC   BUSINESS(1)   ACQUISITION      ACQUISITIONS(6)   ACQUISITIONS     PRO FORMA
                                    -----------   -----------   ------------     ---------------   ------------     ---------
                                                                      (DOLLARS IN MILLIONS)
ASSETS
Current Assets:
  Cash and cash equivalents.......    $    45                                                                        $    45
  Accounts receivable, net........        280       $   391        $  (66)(4)          $13                               618
  Inventories.....................        243           244           (17)(4)           10                               480
  Other current assets............         11            23            (8)(4)            1                                27
                                       ------        ------         -----              ---                            ------
         Total current assets.....        579           658           (91)              24                             1,170
Equipment on operating leases,
  net.............................         84           292             9(4)                                             385
Property and equipment, net.......         47            53           (28)(4)            5                                73
                                                                       (4)(5)
Intangible assets, net............        440             7            (7)(4)                          $ 37(8)           477
Investment in Subsidiaries........                                    697(2)                             39(7)
                                                                     (697)(5)                           (39)(8)
Other assets......................         32           160             6(2)                                              55
                                                                     (143)(4)
                                       ------        ------         -----              ---             ----           ------
         Total assets.............    $ 1,182       $ 1,170        $ (258)             $29             $ 37          $ 2,160
                                       ======        ======         =====              ===             ====           ======
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Current maturities of long-term
    debt..........................    $    29                                          $ 1                           $    30
  Accounts payable and accrued
    expenses......................        198       $   203        $   60(3)            18                               417
                                                                      (62)(4)
  Deferred revenue................         71                                            4                                75
                                       ------        ------         -----              ---                            ------
         Total current
           liabilities............        298           203            (2)              23                               522
Convertible subordinated notes....        200                                                                            200
Other long-term debt..............        180                         703(2)             4             $ 39(7)           926
Deferred income taxes and other
  long-term liabilities...........         43           180          (172)(4)                                             51
                                       ------        ------         -----              ---             ----           ------
         Total liabilities........        721           383           529               27               39            1,699
Shareholders' equity..............        461           787           (60)(3)            2               (2)(8)          461
                                                                      (26)(4)
                                                                     (701)(5)
         Total shareholders'
           equity.................        461           787          (787)               2               (2)             461
                                       ------        ------         -----              ---             ----           ------
         Total liabilities and
           shareholders' equity...    $ 1,182       $ 1,170        $ (258)             $29             $ 37          $ 2,160
                                       ======        ======         =====              ===             ====           ======

---------------

(1) Information derived from the unaudited Combined Statement of Financial Position of the historical Office Imaging Sales and Services Business as of June 30, 1996.
(2) Reflects the purchase and expected borrowings, including bank fees and expenses associated with obtaining financing in conjunction with the Acquisition.
(3) Reflects accruals for certain costs expected to be incurred with the integration and restructuring of the Acquisition, primarily severance and relocation expenses.
(4) Reflects the adjustments needed to eliminate certain assets and liabilities which the Company is not acquiring or assuming in the Acquisition.
(5) Reflects the expected excess of the total values assigned to the net assets acquired over the purchase price of the Acquisition.
(6) Reflects the Recent Acquisitions, completed subsequent to June 30, 1996.
(7) Reflects the borrowings incurred to finance the Recent Acquisitions.
(8) Reflects the excess of the purchase price of the Recent Acquisitions over the fair market value of the net assets acquired.

                           DANKA BUSINESS SYSTEMS PLC

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                    FOR THE THREE MONTHS ENDED JUNE 30, 1996

                                                     OFFICE                                         PRO FORMA
                                       DANKA        IMAGING       PRO FORMA                        ADJUSTMENTS
                                     BUSINESS      SALES AND     ADJUSTMENTS                           FOR
                                      SYSTEMS       SERVICES       FOR THE         FISCAL 1997     FISCAL 1997
                                        PLC      BUSINESS(1)(2)  ACQUISITION     ACQUISITIONS(13)  ACQUISITIONS     PRO FORMA
                                    -----------  --------------  -----------     ----------------  ------------     ---------
                                                          (DOLLARS IN MILLIONS, EXCEPT PER ADS AMOUNTS)
Total Revenue......................   $   402         $452          $   1(9)           $ 28                          $   883
                                      -------         ----           ----              ----                          -------
Cost and operating expenses:
  Cost of sales....................       243          321             (4)(5)            19                              577
                                                                       (2)(8)
  Selling, general and
    administrative expenses........       127          101             (2)(5)             7                              238
                                                                       13(6)
                                                                       (6)(7)
                                                                       (2)(8)
  Amortization of intangible
    assets.........................         4            2             (2)(10)                         $  0(14)            4
                                      -------         ----           ----              ----            ----          -------
         Total costs and operating
           expenses................       374          424             (5)               26               0              819
                                      -------         ----           ----              ----            ----          -------
  Earnings from operations.........        28           28              6                 2               0               64
Interest expense & other, net......         5           (3)            11(3)              1               1(15)           18
                                                                        0(4)
                                                                        3(11)
                                      -------         ----           ----              ----            ----          -------
  Earnings before income taxes.....        23           31             (8)                1              (1)              46
Provision for income taxes.........         9           15             (3)(12)            0               0(16)           21
                                      -------         ----           ----              ----            ----          -------
         Net earnings..............   $    14         $ 16          $  (5)             $  1            $ (1)         $    25
                                      =======         ====           ====              ====            ====          =======
Net earnings per ADS...............   $  0.25                                                                        $  0.43
Weighted average ADSs (in
  thousands).......................    57,787                                                                         57,787

---------------

 (1) Information derived from the unaudited Combined Statement of Operations of the historical Office Imaging Sales and Services Business for the three-months ended June 30, 1996.
 (2) Certain amounts have been reclassified to conform to the Company's presentation.
 (3) Reflects the interest expense on the debt incurred as a result of the Acquisition, using an estimated interest rate of 6.2%.
 (4) Reflects the amortization of deferred costs associated with establishing the $1.275 billion loan facility.
 (5) Reflects a decrease in pension and post-retirement benefits under the Company's benefits policy.
 (6) Reflects payments expected to be made to Kodak for ongoing research and development.
 (7) Reflects payments expected to be received from Kodak for the purpose of funding the development of emerging markets.
 (8) Reflects a reduction of certain employee benefits to employees of the Office Imaging Sales and Services Business.
 (9) Reflects a normal profit for sales by the Office Imaging Sales and Services Business to Kodak which were previously billed at cost.
(10) Reflects the elimination of the amortization of costs in excess of net tangible assets on the historical financial statements of the Office Imaging Sales and Services Business.
(11) Reflects the elimination of interest income related to finance leases which the Company is not acquiring in conjunction with the Acquisition.
(12) Reflects the net change in the provision for income taxes based upon the pro forma results of operations. Pro forma rate used is the Company's effective rate of 37.9%.
(13) Relates to the revenue and expenses of each of the Fiscal 1997 Acquisitions made by the Company, as if they had occurred on April 1, 1996. Revenue and expenses subsequent to the effective date of each of the Fiscal 1997 Acquisitions are included in the Company's consolidated financial statements.
(14) Reflects the amortization of intangible assets recorded in connection with the Fiscal 1997 Acquisitions. Goodwill is amortized over 30 years.
(15) Reflects the interest expense resulting from the Fiscal 1997 Acquisitions, assuming an average interest rate of 3.6%.
(16) Reflects the income tax benefit of the pro forma adjustments for the Fiscal 1997 Acquisitions (using the Company's consolidated effective income tax rate of 37.9%).

                           DANKA BUSINESS SYSTEMS PLC

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                       FOR THE YEAR ENDED MARCH 31, 1996

                                                                                                         PRO FORMA
                                        OFFICE                                                          ADJUSTMENTS
                                       IMAGING       PRO FORMA                                        FOR FISCAL 1996
                          DANKA       SALES AND     ADJUSTMENTS                                             AND
                        BUSINESS       SERVICES       FOR THE       FISCAL 1996       FISCAL 1997       FISCAL 1997
                       SYSTEMS PLC  BUSINESS(1)(2)  ACQUISITION   ACQUISITIONS(13)  ACQUISITIONS(13)   ACQUISITIONS     PRO FORMA
                       -----------  --------------  -----------   ----------------  ----------------  ---------------   ---------
                                                     (DOLLARS IN MILLIONS, EXCEPT PER ADS AMOUNTS)
Total Revenue.........   $ 1,240        $1,823         $   4(9)         $202              $217                           $ 3,486
                         -------        ------          ----            ----              ----                           -------
Cost and operating
  expenses:
  Cost of sales.......       744         1,362           (14)(5)         104               149                             2,333
                                                         (12)(8)
  Selling, general and
    administrative
    expenses..........       378           426            (9)(5)          85                55                               952
                                                          50(6)
                                                         (25)(7)
                                                          (8)(8)
  Amortization of
    intangible
    assets............        13            21           (21)(10)          1                               $   6(14)          20
  Restructuring
    charges...........         9                                                                                               9
                         -------        ------          ----            ----              ----              ----         -------
      Total costs and
        operating
        expenses......     1,144         1,809           (39)            190               204                 6           3,314
                         -------        ------          ----            ----              ----              ----         -------
  Earnings from
    operations........        96            14            43              12                13                (6)            172
Interest expense
  (income), net.......        22           (11)           43(3)            3                 2                 8(15)          80
                                                           1(4)
                                                          12(11)
                         -------        ------          ----            ----              ----              ----         -------
  Earnings before
    income
    taxes.............        74            25           (13)              9                11               (14)             92
Provision for income
  taxes...............        28            19            (5)(12)          2                 4                (2)(16)         46
                         -------        ------          ----            ----              ----              ----         -------
      Earnings before
        extraordinary
        item..........        46             6            (8)              7                 7               (12)             46
Extraordinary item....         1                                                                                               1
                         -------        ------          ----            ----              ----              ----         -------
        Net
          earnings....   $    45        $    6         $  (8)           $  7              $  7             $ (12)        $    45
                         =======        ======          ====            ====              ====              ====         =======
Net earnings per ADS:
  Before extraordinary
    Item..............   $  0.90                                                                                         $  0.87
  Extraordinary
    Item..............     (0.02)                                                                                          (0.02)
                         -------                                                                                         -------
  Net earnings per
    ADS...............   $  0.88                                                                                         $  0.85
                         -------                                                                                         -------
Weighted average ADSs
  (in thousands)......    51,533                                                                                          52,233(17)

---------------

 (1) Information derived from the audited Combined Statement of Operations of the historical Office Imaging Sales and Services Business for the year ended December 31, 1995.
 (2) Certain amounts have been reclassified to conform to the Company's presentation.
 (3) Reflects the interest expense on the debt incurred as a result of the Acquisition, using an estimated interest rate of 6.2%.
 (4) Reflects the amortization of deferred costs associated with establishing the $1.275 billion loan facility.
 (5) Reflects a decrease in pension and post-retirement benefits under the Company's benefits policy.
 (6) Reflects payments expected to be made to Kodak for ongoing research and development.
 (7) Reflects payments expected to be received from Kodak for the purpose of funding the development of emerging markets.
 (8) Reflects a reduction of certain employee benefits to employees of the Office Imaging Sales and Services Business.
 (9) Reflects a normal profit for sales by the Office Imaging Sales and Services Business to Kodak which were previously billed at cost.
(10) Reflects the elimination of the amortization of costs in excess of net tangible assets on the historical financial statements of the Office Imaging Sales and Services Business.
(11) Reflects the elimination of interest income related to finance leases which the Company is not acquiring in conjunction with the Acquisition.
(12) Reflects the net change in the provision for income taxes based upon the pro forma results of operations. Pro forma rate used is the Company's effective rate of 37.9%.

(13) Relates to the revenue and expenses of each of the Fiscal 1996 and Fiscal 1997 Acquisitions made by the Company, as if they had occurred on April 1, 1995. Revenue and expenses subsequent to the effective date of each of the Fiscal 1996 and Fiscal 1997 Acquisitions are included in the Company's consolidated financial statements.
(14) Reflects the amortization of intangible assets recorded in connection with the Fiscal 1996 and Fiscal 1997 Acquisitions. Goodwill is amortized over 30 years.
(15) Reflects the interest expense resulting from the Fiscal 1996 and Fiscal 1997 Acquisitions, assuming an average interest rate of 4.9%.
(16) Reflects the income tax benefit of the pro forma adjustments for the Fiscal 1996 and Fiscal 1997 Acquisitions (using the Company's consolidated effective income tax rate of 37.9%).
(17) Reflects the issuance of 1,700,000 ADSs issued in conjunction with one of the Fiscal 1997 Acquisitions.

                       REPORT OF INDEPENDENT ACCOUNTANTS

                                                              September 17, 1996

To the Board of Directors of
Eastman Kodak Company

     In our opinion, the accompanying combined statement of financial position, and the related combined statements of operations and of cash flows present fairly, in all material respects, the financial position of the Office Imaging Sales and Services Business ("the Business"), a group of wholly owned businesses of Eastman Kodak Company ("Kodak"), at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Business's and Kodak's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Notes 1 and 11, the Business is wholly owned by Kodak and has extensive transactions and relationships with Kodak. Because of these relationships and the related allocation of certain assets, liabilities and expenses, it is possible that the terms of these transactions are not the same as those that would result from transactions among unrelated parties.

                                          Price Waterhouse LLP

                   OFFICE IMAGING SALES AND SERVICES BUSINESS

                    COMBINED STATEMENT OF FINANCIAL POSITION

                                                                                DECEMBER 31,
                                                                               ---------------
                                                                                1995     1994
                                                                               ------   ------
                                                                                (IN MILLIONS)
                                            ASSETS
CURRENT ASSETS
Receivables (net of allowances of $24 and $26)...............................  $  396   $  366
Net investment in direct finance and sales-type leases.......................      41       26
Inventories..................................................................     273      294
Deferred income tax charges..................................................      20       24
Other........................................................................       7        7
                                                                               ------   ------
          Total current assets...............................................     737      717
                                                                               ------   ------
PROPERTIES
Equipment on operating leases, net...........................................     295      277
Buildings and equipment, net.................................................      52       37
                                                                               ------   ------
          Total properties...................................................     347      314
                                                                               ------   ------
OTHER ASSETS
Long-term receivables and other noncurrent assets............................      29       50
Net investment in direct finance and sales-type leases.......................      82       56
Deferred income tax charges..................................................      54       55
                                                                               ------   ------
          Total Assets.......................................................  $1,249   $1,192
                                                                               ======   ======
                               LIABILITIES AND DIVISION EQUITY
CURRENT LIABILITIES
Payables.....................................................................  $  202   $  197
Accrued other taxes..........................................................      30       37
                                                                               ------   ------
          Total current liabilities..........................................     232      234
                                                                               ------   ------
OTHER LIABILITIES
Pension and other post employment liabilities................................     156      158
Other long-term liabilities..................................................      20       18
                                                                               ------   ------
          Total liabilities..................................................     408      410
                                                                               ------   ------
DIVISION EQUITY
Common stock (owned by Kodak)................................................       6        6
Additional paid in capital...................................................       1        1
Division equity..............................................................     796      752
Accumulated translation adjustment...........................................      38       23
                                                                               ------   ------
          Total division equity..............................................     841      782
                                                                               ------   ------
          Total Liabilities and Division Equity..............................  $1,249   $1,192
                                                                               ======   ======

     The notes are an integral part of these combined financial statements.

                   OFFICE IMAGING SALES AND SERVICES BUSINESS

                        COMBINED STATEMENT OF OPERATIONS

                                                                                FOR THE YEAR
                                                                               ENDED DECEMBER
                                                                                     31,
                                                                               ---------------
                                                                                1995     1994
                                                                               ------   ------
                                                                                (IN MILLIONS)
REVENUES AND INCOME
Rental and service revenues..................................................  $1,152   $1,093
Equipment and supplies sales.................................................     671      644
Other income.................................................................      13        8
                                                                               ------   ------
          Total Revenues and Income..........................................   1,836    1,745
                                                                               ------   ------
COSTS
Cost of goods sold:
  Rental and service.........................................................     863      762
  Equipment and supplies.....................................................     520      534
Selling, general and administrative expenses.................................     426      406
Other costs..................................................................       2        7
                                                                               ------   ------
          Total Costs........................................................   1,811    1,709
                                                                               ------   ------
Earnings before income taxes.................................................      25       36
Provision for income taxes...................................................      19       33
                                                                               ------   ------
          Net Earnings.......................................................  $    6   $    3
                                                                               ======   ======

     The notes are an integral part of these combined financial statements.

                   OFFICE IMAGING SALES AND SERVICES BUSINESS

                        COMBINED STATEMENT OF CASH FLOWS

                                                                                 FOR THE YEAR
                                                                                    ENDED
                                                                                 DECEMBER 31,
                                                                                 ------------
                                                                                 1995   1994
                                                                                 ----   ----
                                                                                (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings...................................................................  $  6   $   3
ADJUSTMENTS TO RECONCILE TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization..................................................   121     112
Deferred income taxes..........................................................     5     (11)
Loss/(gain) on sale/retirement of properties...................................     1      (2)
(Increase)/decrease in receivables.............................................   (21)     46
Increase in direct finance and sales-type leases...............................   (42)    (27)
Increase in inventories and equipment on operating leases......................   (75)    (73)
(Decrease)/increase in liabilities.............................................    (7)     71
Other items, net...............................................................     3      (3)
                                                                                 ----   -----
          Total adjustments....................................................   (15)    113
                                                                                 ----   -----
          Net cash (used in) provided by operating activities..................    (9)    116
                                                                                 ----   -----
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to buildings and equipment...........................................   (30)    (21)
Proceeds from sale of properties...............................................     1       8
                                                                                 ----   -----
          Net cash used in investing activities................................   (29)    (13)
                                                                                 ----   -----
CASH FLOWS FROM FINANCING ACTIVITIES
Net advances/distributions from/(to) Kodak.....................................    38    (105)
                                                                                 ----   -----
Net cash provided by (used in) financing activities............................    38    (105)
                                                                                 ----   -----
Net decrease in cash...........................................................    --      (2)
Cash, beginning of year........................................................    --       2
                                                                                 ----   -----
Cash, end of year..............................................................  $ --   $  --
                                                                                 ====   =====

SUPPLEMENTAL CASH FLOW INFORMATION

     The Office Imaging Sales and Services Business (the "Historical Business") routinely transfers rental equipment between properties and inventories as a part of the lease or rental of these assets to customers. These are non-cash transactions and, therefore, should not affect the determination of cash flows from operating and investing activities of the Historical Business. In 1995 and 1994, net transfers of inventory to rental equipment were approximately $100 million and $110 million, respectively, and have been appropriately excluded from the Combined Statement of Cash Flows.

                   OFFICE IMAGING SALES AND SERVICES BUSINESS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1:  BASIS OF PRESENTATION

     The Historical Business is comprised of certain worldwide commercial equipment sales and service businesses which are wholly owned by Eastman Kodak Company ("Kodak"): the sales and marketing operations of Kodak's Office Imaging Business ("OI"), the portion of Kodak's Customer Equipment Services ("CES") business that serves OI, and Kodak Imaging Services ("KIS"). The sales and marketing operations of the OI business market, sell and lease reprographics products worldwide. The CES business is engaged in providing parts and service for reprographics equipment. KIS provides facilities management to customers worldwide, including the operation of copier/duplicator centers.

     The accompanying combined financial statements include all of the combined assets, liabilities, revenues and expenses of the Historical Business. Because certain allocations and transactions may not be the same as those that would result from transactions among unrelated parties, the combined financial statements may not necessarily present the financial position, results of operations and cash flows in conformity with generally accepted accounting principles as if the Historical Business were an independent entity. All significant transactions and balances between entities included in the combined financial statements have been eliminated.

     Substantially all of the reprographics equipment, supplies and a majority of the parts sold and distributed by the Historical Business are purchased from the OI manufacturing division (the "Manufacturing Division") of Kodak. Historically, the operations of the Historical Business and the Manufacturing Division were combined. Consequently, a substantial portion of the equipment, supplies and parts transferred by the Manufacturing Division to the Historical Business have been at the Manufacturing Division's cost, with the remaining portion of equipment, supplies and parts transferred at prices with predetermined markups. Also, the cost of equipment, supplies and parts transferred from the Manufacturing Division to the Historical Business have not included costs associated with research and development activities which are incurred by the Manufacturing Division. Research and Development expenses incurred by the Manufacturing Division in 1995 and 1994 were $58 million and $65 million, respectively.

     In determining the Historical Business' operating expenses on a standalone basis, certain allocations were made for expenses incurred by Kodak that are attributed to services provided to the Historical Business. These allocations relate primarily to accounting, treasury and legal services, as well as occupancy and information systems costs and other general and administrative functions performed on behalf of the Historical Business. Costs for such services have been reflected in the Historical Business' results of operations on the basis of activity or utilization, estimated support provided to the Historical Business, or other methods management believe to be reasonable. Included in Selling, General and Administrative Expenses and Costs of Goods Sold is approximately $160 million and $110 million of such allocated costs in 1995 and 1994, respectively. Other significant allocations included in the financial statements have been disclosed throughout the respective footnotes to the combined financial statements.

NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the reporting period. For purposes of preparing the financial statements of the Historical Business, estimates have been used to allocate certain asset, liability and expense amounts to the Historical Business on a standalone basis. Certain significant estimates are disclosed throughout the financial statements.

                   OFFICE IMAGING SALES AND SERVICES BUSINESS

FOREIGN CURRENCY

     Generally, the local currency is the functional currency for translating the accounts of operations outside the U.S. and translation adjustments are accumulated in a separate component of division equity.

     For subsidiaries and branches that operate in U.S. dollars or whose economic environment is highly inflationary, the U.S. dollar is the functional currency and gains and losses that result from translation are included in Other Costs.

CASH

     Several legal subsidiaries of the Historical Business held cash balances at December 31, 1995 and 1994. Except for these cash accounts, which are immaterial in the aggregate, the Historical Business has no other cash accounts and utilizes Kodak's cash management systems for all receipt and disbursements. Consequently, cash and cash equivalent accounts are not reflected in the combined statement of financial position.

INVENTORIES

     Inventories are valued at the lower of cost or net realized value, cost generally being determined on the basis of average costs for the year. Inventories transferred from the Manufacturing Division to the Historical Business are reflected in the combined financial statements of the Historical Business immediately upon completion of the manufacturing process.

PROPERTIES

     Building, machinery and equipment included in Properties are directly owned by or fully dedicated to the Historical Business.

     Properties are recorded at cost reduced by accumulated depreciation. Depreciation is provided based on historical cost and estimated useful lives ranging from approximately 10 years to 50 years for buildings and building equipment and 5 years to 20 years for machinery and equipment. Equipment on operating leases consists principally of copier equipment with estimated useful lives of 3 to 7 years. The Historical Business generally uses the straight-line method for calculating the provision for depreciation. Depreciation expense is recorded in Cost of Goods Sold and Selling, General and Administrative expenses in the combined statement of operations. Depreciation expense on buildings and equipment was $13 million in 1995 and $12 million in 1994. Depreciation expense on copier equipment was $97 million and $89 million in 1995 and 1994, respectively.

INTANGIBLE ASSETS

     The excess of the Historical Business' costs of its acquired investments over the value ascribed to the equity in such companies at the time of acquisition is amortized on a straight-line basis over the future periods benefited but not exceeding 15 years. Management reviews the carrying value of intangible assets on an ongoing basis. Amortization of these assets for both 1995 and 1994 was $11 million. Accumulated amortization as of December 31, 1995 and 1994 was $151 million and $140 million, respectively. In 1995, approximately $10 million of the carrying value of intangible assets was assessed by management as being impaired based upon an analysis of discounted cash flows and charged to expense.

REVENUE

     Revenue is recognized from the sale of equipment and supplies (including sales-type leases for equipment) when the product is shipped; from maintenance and service contracts over the contractual period,

                   OFFICE IMAGING SALES AND SERVICES BUSINESS or as the services are performed; from rentals under operating leases in the month in which they are earned; and from financing transactions at level rates of return over the term of the lease or receivable.

ADVERTISING

     Advertising costs are expensed as incurred and included in selling, general and administrative expenses. Advertising expenses amounted to $12 million and $11 million in 1995 and 1994, respectively.

INCOME TAXES

     Income tax expense/benefit is based on reported earnings/loss before income taxes. Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred taxes are based on the tax laws as currently enacted.

     Substantially all of the Historical Business' operations are included in Kodak's U.S. federal, state or foreign income tax returns. However, for purposes of preparing the combined financial statements of the Historical Business, the tax provision has been determined as if the Historical Business filed separate tax returns in each tax jurisdiction.

DIVISION EQUITY

     Division equity represents the net difference in assets and liabilities of the Historical Business. Division equity is comprised of the capital stock of separate legal entities included in the combined financial statements, the retained earnings or accumulated deficit of each operation determined on a standalone basis, changes in the cumulative translation account and the net advances to and from Kodak. The components of division equity at January 1, 1994 cannot be identified as there has never been any specific identification of these accounts for the Historical Business. All amounts due to and from Kodak for the purchase and sale of products and services have been reflected in division equity because such amounts are not expected to be repaid. Dividends paid to Kodak by its subsidiaries and other cash distributions to or from Kodak have not been reflected as deductions or increases to division equity, respectively, since such amounts are not attributable to the Historical Business.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of receivables and payables approximates their fair value.

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     The Historical Business sells to customers in a variety of industries, markets and geographies around the world. A significant portion of the Historical Business' U.S. sales is through an unaffiliated leasing company that provides financing to the Historical Business' end customers. Sales to this leasing company accounted for approximately 10% of the Historical Business' worldwide sales in 1995 and 1994. As of December 31, 1995, receivables from sales to this leasing company were approximately $39 million. The Historical Business sells equipment to this leasing company under an agreement which includes provisions pursuant to which Kodak may elect to provide credit indemnification with respect to receivables associated with sales by the leasing company to end customers. With respect to these receivables, the Historical Business has surrendered control over any future economic benefit and has provided for anticipated losses related to the credit indemnification, based upon management's estimate of the risk of loss. The Historical Business' estimated obligation under this credit indemnification provision has been recorded in the combined financial statements. The balance of receivables owing to the leasing company subject to this credit indemnification amounted to $54 million and $65 million at December 31, 1995 and 1994, respectively. Proceeds remitted by Kodak for the Historical

                   OFFICE IMAGING SALES AND SERVICES BUSINESS

Business to satisfy obligations under this credit indemnification agreement were approximately $3 million and $2 million in 1995 and 1994, respectively.

     Financial instruments which expose the Historical Business to significant concentrations of credit risk consist principally of receivables and the net investment in direct finance and sales-type leases. Receivables arising from customer sales are generally not collateralized; however, the Historical Business does have a secured interest in equipment underlying finance lease receivables. The Historical Business performs ongoing credit evaluations of its customers' financial condition and the Historical Business maintains adequate provisions for uncollectible receivables.

NEW ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," must be adopted in 1996. The standard requires that impairment losses be recognized when the carrying value of an asset exceeds its fair value. Kodak and the Historical Business regularly assess long-lived assets, including equipment on operating leases, for impairment and, therefore, management believes the adoption of the standard will not have a material effect on the Historical Business' financial position or results of operations.

NOTE 3:  NET INVESTMENT IN DIRECT FINANCE AND SALES-TYPE LEASES

     Direct finance and sales-type lease receivables consist principally of copier equipment with lease terms from 3 to 7 years. The components of the net investment in direct finance and sales-type leases are as follows:

                                                                            1995     1994
                                                                            ----     ----
                                                                            (IN MILLIONS)
    Total minimum lease payments to be received...........................  $142     $ 92
    Allowance for receivable losses.......................................    (3)      (4)
                                                                            ----     ----
              Net minimum lease payments receivable.......................   139       88
    Estimated unguaranteed residual values................................     4        4
    Initial direct costs -- direct finance leases.........................     1        2
    Unearned income.......................................................   (21)     (12)
                                                                            ----     ----
              Total.......................................................  $123     $ 82
                                                                            ====     ====

     The scheduled maturities of minimum lease payments outstanding at December 31, 1995, for each of the next five years and thereafter are as follows:

                            YEAR ENDING DECEMBER 31:                           (IN MILLIONS)
    -------------------------------------------------------------------------  -------------
    1996.....................................................................      $  44
    1997.....................................................................         39
    1998.....................................................................         30
    1999.....................................................................         20
    2000 and thereafter......................................................          9
                                                                                    ----
              Total..........................................................      $ 142
                                                                                    ====

                   OFFICE IMAGING SALES AND SERVICES BUSINESS

NOTE 4:  INVENTORIES

                                                                                1995     1994
                                                                                ----     ----
                                                                                (IN MILLIONS)
Equipment to be remanufactured................................................  $ 45     $ 60
Finished goods................................................................   228      234
                                                                                ----     ----
          Total...............................................................  $273     $294
                                                                                ====     ====

NOTE 5:  EQUIPMENT ON OPERATING LEASES

     Operating leases consist principally of copier equipment, with lease terms generally from 3 to 5 years. The components of equipment on operating leases are as follows:

                                                                          1995      1994
                                                                          -----     -----
                                                                           (IN MILLIONS)
    Equipment on lease to customers.....................................  $ 542     $ 557
    Equipment on lease to Kodak.........................................     33        32
    Accumulated depreciation............................................   (280)     (312)
                                                                          -----     -----
              Total.....................................................  $ 295     $ 277
                                                                          =====     =====

     Minimum future noncancelable rentals on operating leases were approximately $144 million at December 31, 1995. The scheduled maturities of the minimum future rentals at December 31, 1995 for each of the next five years and thereafter are as follows:

                                  DECEMBER 31:                                 (IN MILLIONS)
    -------------------------------------------------------------------------  -------------
    1996.....................................................................      $  59
    1997.....................................................................         40
    1998.....................................................................         24
    1999.....................................................................         15
    2000 and thereafter......................................................          6
                                                                                    ----
              Total..........................................................      $ 144
                                                                                    ====

     Minimum future rentals do not include contingent rentals which may be received under certain equipment leases on the basis of usage in excess of stipulated levels. Contingent rentals amounted to $9 million in 1995 and $6 million in 1994.

NOTE 6:  BUILDINGS AND EQUIPMENT

                                                                                  1995   1994
                                                                                  ----    ----
                                                                                 (IN MILLIONS)
Buildings and building equipment................................................  $ 17   $ 17
Machinery and equipment.........................................................    92     68
                                                                                  ----   ----
                                                                                   109     85
Accumulated depreciation and amortization.......................................   (57)   (48)
                                                                                  ----   ----
          Net buildings and equipment...........................................  $ 52   $ 37
                                                                                  ====   ====

     In determining the Historical Business' buildings and equipment on a standalone basis, the amounts above include only those facilities and equipment which are directly owned or fully dedicated to the Historical Business. Except for the facility used by the Historical Business as its primary administrative headquarters, all other facilities used by the Historical Business in its operations are leased directly from Kodak.

                   OFFICE IMAGING SALES AND SERVICES BUSINESS

NOTE 7:  PAYABLES

                                                                                  1995   1994
                                                                                  ----    ----
                                                                                 (IN MILLIONS)
Trade creditors.................................................................  $ 45   $ 42
Accrued payrolls................................................................    22     18
Accrued vacation................................................................    36     35
Wage dividend...................................................................    20     18
Restructuring liabilities.......................................................     8     10
Equipment maintenance reserves..................................................    23     30
Other employment related liabilities............................................    13     13
Other...........................................................................    35     31
                                                                                  ----   ----
          Total.................................................................  $202   $197
                                                                                  ====   ====

     In determining the Historical Business' payables on a standalone basis, the amounts above include certain liabilities which have been allocated to the Historical Business generally on the following basis: headcount or compensation expense for employee benefit-related liabilities and utilization or square footage for certain payables for utilities and other facility costs included in trade creditors. Total payables include approximately $95 million of such allocated items in 1995 and 1994, respectively. Substantially, all of the equipment, supplies and a majority of parts are transferred from the Manufacturing Division to the Historical Business. Since these purchases will not be settled with the Manufacturing Division, these amounts are reflected as changes in Division equity and consequently there are no payables reflected for these transactions in the combined financial statements.

NOTE 8:  DIVISION EQUITY

     The following is a summary of activity comprising the changes in total division equity for the two years in the period ended December 31, 1995:

                                                                            1995     1994
                                                                            ----     ----
                                                                            (IN MILLIONS)
    Division equity, beginning............................................  $782     $861
    Net earnings..........................................................     6        3
    Net advances/distributions from/(to) Kodak............................    38     (105)
    Change in cumulative translation adjustment...........................    15       23
                                                                            ----     ----
    Division equity, ending...............................................  $841     $782
                                                                            ====     ====

NOTE 9:  COMMITMENTS AND CONTINGENCIES

     Kodak, on behalf of its business units, has entered into an operating and outsourcing agreement with a leasing company to provide long-term financing and other activities that support its manufacturing and distribution operations. This agreement includes certain guarantees and penalties which would become effective upon the early termination of the agreement. These penalties and guarantees could range from $1 million to $40 million, payable over a term of up to 18 years, if this agreement is terminated early.

     Kodak, on behalf of the Historical Business, has entered into agreements with several companies to both provide and/or purchase products and services. These agreements allow for early termination on the part of the Historical Business. However, the Historical Business would be obligated to continue to provide and/or purchase certain parts and services to/from these other companies for future periods up through the year 2004.

     Kodak is committed, on behalf of the Historical Business, under the terms of various lease agreements covering the rental of equipment, properties and sales offices occupied by the Historical Business. Gross

                   OFFICE IMAGING SALES AND SERVICES BUSINESS rentals for the Historical Business approximated $40 million in both 1995 and 1994. Of these amounts, approximately $30 million in each year represented the cost of facilities leased by the Historical Business as the sole or major tenant in these facilities. In addition, approximately $10 million of facility usage charges was allocated to the Historical Business by Kodak for the use of either Kodak-owned facilities or for the Historical Business' share of facilities leased directly by Kodak where the Historical Business was a minor tenant. The portion of noncancelable lease commitments in excess of one year, principally for the rental of real property, which has been allocated to the Historical Business is estimated at approximately: $27 million in 1996, $20 million in 1997, $14 million in 1998, $11 million in 1999, $9 million in 2000 and $14 million in years 2001 and beyond.

NOTE 10:  LEGAL MATTERS

     In April 1987, Kodak was sued in federal district court in San Francisco by a number of independent service organizations who alleged violations of Sections 1 and 2 of the Sherman Act and of various state statutes in the sale by the Historical Business and other Kodak units of repair parts for copier and micrographics equipment (Image Technical Service, Inc. (ITS), et al v. Eastman Kodak Company). The complaint sought unspecified compensatory and punitive damages. Trial began on June 19, 1995 and concluded on September 18, 1995 with a jury verdict for plaintiffs of $23,948,300, before trebling. Kodak has appealed the jury's verdict and intends to continue to defend this action vigorously.

     There are three other cases that raise essentially the same antitrust issues as ITS. The complaints in all three cases seek unspecified compensatory and punitive damages. As is the case in ITS, Kodak is defending these cases vigorously. Kodak and its General Counsel do not believe the outcome of these cases will have a material adverse affect on the Historical Business' financial position or results of operations.

     Kodak and its subsidiary companies are involved in lawsuits, claims, investigations, and proceedings which are being handled and defended in the ordinary course of business. There are no such matters pending that Kodak and its General Counsel expect to be material in relation to the Historical Business' financial condition or results of operations.

NOTE 11:  RELATED PARTY TRANSACTIONS

     As described in Note 1, historically the operations of the Historical Business and the Manufacturing Division were combined; wherein, all reprographics equipment, supplies and parts manufactured by the Manufacturing Division were transferred to the Historical Business to be sold or used by the Historical Business in its operations. Historically, a substantial portion of the equipment, supplies and parts transferred to the Historical Business by the Manufacturing Division were at the Manufacturing Division's cost with the remaining portion of equipment, supplies and parts transferred at prices with predetermined mark-ups. Historical transfer prices represent the Historical Business' cost of goods sold as reflected in the combined financial statements and are not necessarily indicative of what the Historical Business' cost of goods sold would have been if it were an independent entity. The amount of equipment, supplies and parts transferred from the Manufacturing Division to the Historical Business was approximately $925 million in 1995 and 1994, respectively. Included in the Historical Business' cost of goods sold are aggregate mark-ups from the manufacturing division of approximately $55 million in both 1995 and 1994.

     As described in Note 1, Kodak provides accounting, treasury, legal and other general and administrative functions on behalf of the Historical Business. Costs for such services have been reflected in the Historical Business' results of operations on the basis of activity or utilization, estimated support provided to the Historical Business, or other methods management believe to be reasonable. The estimated cost of services provided by Kodak and facility usage charges allocated to the Historical Business were approximately $160 million and $110 million in 1995 and 1994, respectively.

                   OFFICE IMAGING SALES AND SERVICES BUSINESS

     The Historical Business participates in a number of employee benefit plans, including pension, savings, health care and life insurance, which are administered by Kodak. Obligations and related expenses of such benefits have been recorded by the Historical Business as described in Notes 13 and 14.

     As described in Note 2, substantially all of the Historical Business' operations are included in Kodak's U.S. federal, state or foreign income tax returns. However, for purposes of preparing the combined financial statements of the Historical Business, the tax provision has been determined as if the Historical Business filed separate tax returns in each tax jurisdiction. The current tax liability balances at December 31, 1995 and 1994 of $14 million and $44 million, respectively, were determined on this separate return basis and therefore do not represent actual obligations to the respective tax authorities. These balances have been reflected as a component of Division equity since it is assumed that they have been or will be paid by Kodak.

     The Historical Business supplies Kodak with copiers and other equipment under operating and direct finance lease arrangements and service contracts. These transactions and services are generally provided to Kodak at cost. Sales of products and services to Kodak approximated $15 million in both 1995 and 1994.

     The Historical Business has no external borrowings and there has been no allocation of Kodak's consolidated borrowings and related interest expense to the Historical Business. Therefore, if the Historical Business were an independent entity, its capital structure may have been significantly different.

     The Historical Business utilizes Kodak's cash management systems. Under these systems, Kodak's centralized cash accounts receive cash generated from the collection of the Historical Business' receivables and fund cash disbursements for use in the Historical Business' operations. The cumulative net effect of the Historical Business' activity in Kodak's cash management systems and certain other transactions between the Historical Business and Kodak is presented as a change in division equity.

NOTE 12:  INCOME TAXES

     The components of earnings/(loss) before income taxes and the related provision (benefit) for U.S. and other income taxes were as follows:

                                                                              1995   1994
                                                                              ----    ----
                                                                              (IN MILLIONS)
    Earnings/(loss) before income taxes:
      U.S...................................................................  $32    $ 77
      Outside the U.S.......................................................   (7 )   (41)
                                                                              ---    ----
              Total.........................................................  $25    $ 36
                                                                              ===    ====
    U.S. income taxes:
      Current provision.....................................................  $10    $ 35
      Deferred provision (benefit)..........................................    2      (9)
    Income taxes outside the U.S.:
      Current provision.....................................................    2       2
      Deferred provision (benefit)..........................................    2      (1)
    State and other income taxes:
      Current provision.....................................................    2       7
      Deferred provision (benefit)..........................................    1      (1)
                                                                              ---    ----
              Total.........................................................  $19    $ 33
                                                                              ===    ====

                   OFFICE IMAGING SALES AND SERVICES BUSINESS

     The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate were as follows:

                                                                             1995     1994
                                                                             ----     ----
                                                                             (IN MILLIONS)
    Amount computed using the statutory rate...............................  $ 9      $13
    Increase in taxes resulting from:
      State and other income taxes.........................................    2        4
      Operations outside the U.S...........................................    9       14
      Other, net...........................................................   (1 )      2
                                                                             ---      ---
    Provision for income taxes.............................................  $19      $33
                                                                             ===      ===

     The significant components of deferred tax assets and liabilities were as follows:

                                                                            1995     1994
                                                                            ----     ----
                                                                            (IN MILLIONS)
    Deferred tax assets:
      Post-employment obligations.........................................  $ 60     $ 61
      Inventories.........................................................    13       16
      Tax loss carryforwards..............................................    26       16
      Other...............................................................    19       17
                                                                            ----     ----
              Total.......................................................   118      110
      Valuation allowance.................................................   (26)     (16)
                                                                            ----     ----
              Total.......................................................  $ 92     $ 94
                                                                            ====     ====
    Deferred tax liabilities:
      Depreciation........................................................  $  3     $  2
      Leasing.............................................................    15       13
                                                                            ----     ----
              Total.......................................................  $ 18     $ 15
                                                                            ====     ====

     The valuation allowance is attributable to certain net operating loss carryforwards outside the U.S. determined on a standalone basis which begin to expire after 1999.

NOTE 13:  RETIREMENT PLANS

     The Historical Business participates in Kodak's principal defined benefit pension plan covering substantially all U.S. employees. Retirement benefits earned by employees prior to January 1, 1996 are based on a point system. Retirement benefits earned by employees subsequent to December 31, 1995 will be based on age and years of service. The benefit formula used to calculate the actual benefit dollars paid to an individual once retired will not change as a result of these new plan provisions. Retirement benefits generally become vested upon the completion of five years of service. Retirement plan benefits are paid to eligible employees from a trust fund whose assets are held for the sole benefit of retired employees.

     The assumptions used to compute pension amounts for the principal U.S. plan of Kodak were as follows:

                                                                             DECEMBER 31,
                                                                             -------------
                                                                             1995     1994
                                                                             ----     ----
    Discount rate..........................................................  7.25%    8.50%
    Salary increase rate...................................................  4.50%    5.00%
    Long-term rate of return on plan assets................................  9.50%    9.50%

                   OFFICE IMAGING SALES AND SERVICES BUSINESS

     The annual costs of employee benefits related to post-retirement are based on assumed discount rates set relative to the general level of interest rates in the economy. As a result, significant year-to-year changes in interest rates can cause material year-to-year changes in assumed discount rates and employee benefit liabilities and costs based on these rates.

     The tables below reflect the net periodic pension expense and the pension obligation for the Historical Business' major U.S. plan as reflected in the combined financial statements for the Historical Business. The actuarial valuation was calculated based on the identification of employees specific to the Historical Business and an allocated number of employees considered to be employee equivalents based on their job functions. The market value of assets were allocated to the Historical Business in accordance with Employee Retirement Income Security Act requirements.

     The Historical Business' financial statements include the estimated net pension expense for active and inactive employees of the Historical Business, which consists of the following:

                                                                            1995     1994
                                                                            ----     ----
                                                                            (IN MILLIONS)
    Service cost..........................................................  $ 10     $ 11
    Interest cost.........................................................    37       34
    Return on plan assets.................................................   (36)     (35)
    Net amortization......................................................    (5)      (4)
                                                                             ---      ---
    Net periodic pension expense..........................................     6        6
    Non-U.S. plans........................................................    11       10
                                                                             ---      ---
              Total pension expense.......................................  $ 17     $ 16
                                                                             ===      ===

     Separate actuarial valuations were not prepared for the Historical Business' non-U.S. units. Consequently, the non-U.S. units were treated as participants in multi-employer plans and pension expense was generally based on an allocated amount of contributions for the respective plan determined on the basis of salaries for active employees of the Historical Business.

     The funded status of the Historical Business' major U.S. plan relating to active employees at December 31, 1995 and 1994 is as follows:

                                                                              1995   1994
                                                                              ----    ----
                                                                              (IN MILLIONS)
    Accumulated benefits....................................................  $138   $122
                                                                              ----   ----
    Projected benefits......................................................  $232   $203
    Market value of assets..................................................   148    121
                                                                              ----   ----
    Projected benefits in excess of plans assets............................    84     82
    Unrecognized net loss...................................................   (29)   (24)
    Unrecognized net transition asset.......................................    16     19
    Unrecognized prior service cost.........................................    (6)    (6)
                                                                              ----   ----
              Accrued pension expense.......................................  $ 65   $ 71
                                                                              ====   ====

     The obligation for inactive employees of the Historical Business has not been included as this can not be specifically identified with the Historical Business.

NOTE 14:  NON-PENSION POST RETIREMENT BENEFITS

     The Historical Business provides health care, dental and life insurance benefits to eligible retirees and eligible survivors of retirees. In general, these benefits are provided to U.S. retirees eligible to retire under

                   OFFICE IMAGING SALES AND SERVICES BUSINESS

Kodak's principal U.S. pension plan. Kodak adopted SFAS No. 106 on January 1, 1993. As a result, the Historical Business now accrues during the years employees render service, the expected costs of providing post-retirement health and life insurance benefits to such employees.

     The tables below reflect the net periodic post-retirement expense and the accumulated post-retirement obligation for the Historical Business' U.S. plans as reflected in the combined financial statements of the Historical Business. The actuarial valuation was calculated based on the identification of employees specific to the Historical Business and an allocated number of employees considered to be employee equivalents based on their job functions.

     The combined financial statements include the estimated net periodic post-retirement benefit cost for active and inactive employees of the Historical Business, which consists of the following components:

                                                                              1995   1994
                                                                              ----    ----
                                                                              (IN MILLIONS)
    Service cost............................................................  $  3   $  4
    Interest cost...........................................................    17     21
    Net amortization........................................................    (4)    (4)
                                                                              ----   ----
    Net post-retirement benefit cost........................................  $ 16   $ 21
                                                                              ====   ====

     The total obligation and amount recognized in the Historical Business' consolidated statement of financial position, relating only to active employees at December 31, 1995 and 1994 are as follows:

                                                                               1995   1994
                                                                               ----    ----
                                                                               (IN MILLIONS)
    Accumulated post-retirement benefit obligation:
      Fully eligible active plan participants................................  $ 3    $ 4
      Other active plan participants.........................................   51     45
                                                                               ---    ---
              Total obligation...............................................   54     49
      Unrecognized net loss..................................................   --     (1 )
      Unrecognized negative plan amendment...................................   17     17
                                                                               ---    ---
              Accrued post-retirement benefit cost...........................  $71    $65
                                                                               ===    ===

     The obligation for inactive employees of the Historical Business has not been included as this can not be specifically identified with the Historical Business.

     To estimate the Historical Business' costs, health care costs were assumed to increase 9% in 1996 with the rate of increase declining ratably to 5% by 2002 and thereafter. The discount rates utilized to measure the obligation at December 31, 1995 and 1994 were 7.25% and 8.5% respectively. The annual costs of employee benefits related to post-retirement are based on assumed discount rates set relative to the general level of interest rates in the economy. As a result, significant year-to-year changes in interest rates can cause material year-to-year changes in assumed discount rates and employee benefit liabilities and costs based on these rates. Based on Kodak's total principal U.S. plans, if the health care cost trend rates were increased by one percentage point, the Historical Business' accumulated post-retirement benefit obligation for active employees, as of December 31, 1995, would increase by approximately $2 million while the net post-retirement benefit cost for the year then ended for active and inactive employees of the Historical Business would increase by approximately $1 million.

     A few of Kodak's subsidiaries and branches operating outside the U.S. offer health care benefits under which employees of the Historical Business are covered, however, the cost of such benefits is insignificant to the Historical Business.

                   OFFICE IMAGING SALES AND SERVICES BUSINESS

NOTE 15:  GEOGRAPHIC INFORMATION

     Sales are reported in the geographic area in which they originate and are shown net of intercompany sales. Financial information by geographic areas is as follows:

                               UNITED    CANADA AND              ASIA, AFRICA,
                               STATES   LATIN AMERICA   EUROPE     AUSTRALIA     ELIMINATIONS   CONSOLIDATED
                               ------   -------------   ------   -------------   ------------   ------------
                                                               (IN MILLIONS)
    1995
    Total Sales..............  $1,088       $ 104        $611         $20            $ --          $1,823
    Earnings/(loss) from
      operations.............  $   33       $ (10)       $ (9)        $ 4            $ (4)             14
    Identifiable assets......  $  697       $ 147        $398         $14            $ (7)          1,249
    1994
    Total Sales..............  $1,093       $  94        $529         $21            $ --           1,737
    Earnings/(loss) from
      operations.............  $   80       $ (11)       $(24)        $(5)           $ (5)             35
    Identifiable assets......  $  716       $ 117        $346         $16            $ (3)          1,192

NOTE 16:  SUBSEQUENT EVENT

     On January 18, 1996, Kodak announced its intention to reposition the Historical Business by exploring various strategic options and structural alternatives. In connection with this repositioning program, on September 9, 1996, Kodak announced the signing of an agreement to sell certain assets and liabilities of the Historical Business to Danka Business Systems, PLC (Danka). There are no adjustments reflected in these combined financial statements related to the proposed sale to Danka.

                   OFFICE IMAGING SALES AND SERVICES BUSINESS

               UNAUDITED COMBINED STATEMENT OF FINANCIAL POSITION

                                                                                 JUNE 30,
                                                                             -----------------
                                                                              1996       1995
                                                                             ------     ------
                                                                               (IN MILLIONS)
                                            ASSETS
CURRENT ASSETS
Receivables (net of allowances of $19 and $21).............................  $  348     $  347
Net investment in direct finance and sales-type leases.....................      43         32
Inventories................................................................     244        309
Deferred income tax charges................................................      16         13
Other......................................................................       7          6
                                                                             ------     ------
          Total current assets.............................................     658        707
                                                                             ------     ------
PROPERTIES
Equipment on operating leases, net.........................................     292        304
Buildings and equipment, net...............................................      53         37
                                                                             ------     ------
          Total properties.................................................     345        341
                                                                             ------     ------
OTHER ASSETS
Long-term receivables and other noncurrent assets..........................      25         47
Net investment in direct finance and sales-type leases.....................      94         67
Deferred income tax charges................................................      48         52
                                                                             ------     ------
          Total Assets.....................................................  $1,170     $1,214
                                                                             ======     ======
                               LIABILITIES AND DIVISION EQUITY
CURRENT LIABILITIES
Payables...................................................................  $  175     $  191
Accrued income and other taxes.............................................      28          2
                                                                             ------     ------
          Total current liabilities........................................     203        193
                                                                             ------     ------
OTHER LIABILITIES
Pension and other post-employment liabilities..............................     166        166
Other long-term liabilities................................................      14         13
                                                                             ------     ------
          Total liabilities................................................     383        372
                                                                             ------     ------
DIVISION EQUITY
Common stock (owned by Kodak)..............................................       6          6
Additional paid in capital.................................................       1          1
Division equity............................................................     751        786
Accumulated translation adjustment.........................................      29         49
                                                                             ------     ------
          Total division equity............................................     787        842
                                                                             ------     ------
          Total Liabilities and Division Equity............................  $1,170     $1,214
                                                                             ======     ======

                   OFFICE IMAGING SALES AND SERVICES BUSINESS

                   UNAUDITED COMBINED STATEMENT OF OPERATIONS

                                                                                  FOR THE SIX
                                                                                    MONTHS
                                                                                     ENDED
                                                                                   JUNE 30,
                                                                                  -----------
                                                                                  1996   1995
                                                                                  ----   ----
                                                                                  (IN MILLIONS)
REVENUES AND INCOME
Rental and service revenues.....................................................  $585   $572
Equipment and supplies sales....................................................   289    299
Other income....................................................................     6      6
                                                                                  ----   ----
          Total Revenues and Income.............................................   880    877
                                                                                  ----   ----
COSTS
Cost of goods sold:
  Rental and service............................................................   404    397
  Equipment and supplies........................................................   226    266
Selling, general and administrative expenses....................................   205    207
Other costs.....................................................................     1      2
                                                                                  ----   ----
          Total Costs...........................................................   836    872
                                                                                  ----   ----
Earnings before income taxes....................................................    44      5
Provision for income taxes......................................................    22      4
                                                                                  ----   ----
          Net Earnings..........................................................  $ 22   $  1
                                                                                  ====   ====

                   OFFICE IMAGING SALES AND SERVICES BUSINESS

                   UNAUDITED COMBINED STATEMENT OF CASH FLOWS

                                                                                 FOR THE SIX
                                                                                MONTHS ENDED
                                                                                  JUNE 30,
                                                                                -------------
                                                                                1996     1995
                                                                                ----     ----
                                                                                (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings..................................................................  $ 22     $  1
ADJUSTMENTS TO RECONCILE TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization.................................................    63       58
Deferred income taxes.........................................................    22        4
Gain on sale/retirement of properties.........................................    (6)      (7)
Decrease in receivables.......................................................    43       30
Increase in direct finance and sales-type leases..............................   (13)     (16)
Increase in inventories and equipment on operating leases.....................   (17)     (62)
Decrease in liabilities.......................................................   (22)     (48)
Other items, net..............................................................   (26)      16
                                                                                ----     ----
     Total adjustments........................................................    44      (25)
                                                                                ----     ----
          Net cash (used in) provided by operating activities.................    66      (24)
                                                                                ----     ----
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to buildings and equipment..........................................    (6)     (16)
Proceeds from sale of properties..............................................     7        8
                                                                                ----     ----
          Net cash provided by (used in) investing activities.................     1       (8)
                                                                                ----     ----
CASH FLOWS FROM FINANCING ACTIVITIES
Net advances/distributions from (to) Kodak....................................   (67)      32
                                                                                ----     ----
          Net cash provided by (used in) financing activities.................   (67)      32
                                                                                ----     ----
Net decrease..................................................................    --       --
Cash, beginning of year.......................................................    --       --
                                                                                ----     ----
Cash, end of year.............................................................  $ --     $ --
                                                                                ====     ====

SUPPLEMENTAL CASH FLOW INFORMATION

     The Historical Business routinely transfers rental equipment between properties and inventories as a part of the lease or rental of these assets to customers. These are noncash transactions and, therefore, should not effect the determination of cash flows from operating and investing activities of the Historical Business. For the six months ended June 30, 1996 and 1995, transfers of inventory to rental equipment were approximately $43 million and $55 million, respectively, and have been appropriately excluded from the Combined Statement of Cash Flows.

                                  APPENDIX "A"

SOLOMON BROTHERS INC
Seven World Trade Center
New York, New York 10048                                            ------------------------
212-783-7000                                                                SALOMON BROTHERS
                                                                    ------------------------

                                                               September 6, 1996

Board of Directors
Danka Business Systems plc
Masters House
107 Hammersmith Road
London W14 0QH
England

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Danka Business Systems plc (the "Company") of the consideration to be paid by the Company in the proposed acquisition by the Company and certain of its subsidiaries from Eastman Kodak Company ("Seller") and certain of its subsidiaries of certain assets of the Office Imaging business unit of Seller, the Customer Equipment Services business unit of Seller, and all of the issued and outstanding stock of Seller's subsidiary, Kodak Imaging Services, Inc., and its subsidiaries (collectively, the "Subject Business") pursuant to the Asset Purchase Agreement, dated as of September 6, 1996 (the "Agreement"), between Seller and the Company (the "Proposed Acquisition").

     As more specifically set forth in the Agreement, and on the terms and subject to the conditions thereof, the Company will acquire the Subject Business for an aggregate cash price of $684.2 million, subject to adjustment, and the assumption of certain liabilities. In addition, as set forth in the Agreement, Seller and a subsidiary of the Company will enter into an amended and restated Master Agreement between Seller and a subsidiary of the Company (the "Supply Agreement") pursuant to which Seller will agree to sell, and such subsidiary of the Company will agree to buy, on an exclusive basis, certain equipment, accessories, supplies, parts and software on the terms and conditions set forth therein.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the final draft of the Agreement; (ii) the final draft of the form of the Supply Agreement; (iii) the Transitional Advisory Agreement between Seller and the Company; (iv) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of Seller and the Subject Business furnished to us by Seller for purposes of our analysis; (v) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company and the Subject Business, including pro forma projections of the Company and the Subject Business, furnished to us by the Company for purposes of our analysis; (vi) certain publicly available information with respect to certain other companies that we believe to be comparable to the Subject Business and the trading markets for certain of such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also met with certain officers and employees of Seller, the Subject Business and the Company, to discuss the foregoing as well as other matters we believe relevant to our inquiry.

--------------------------------------------------------------------------------
                 SALOMON BROTHERS INC AND WORLDWIDE AFFILIATES
--------------------------------------------------------------------------------
Atlanta - Bankok - Beijing - Boston - Chicago - Frankfurt - Hong
Kong - London - Los Angeles - Madrid - Melbourne
Mexico City - Milan - New York - Osaka - Paris - San
Francisco - Seoul - Singapore - Sydney - Taipei - Tokyo - Toronto - Zurich

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have not conducted a physical inspection of any of the properties or facilities of the Subject Business, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities. We have assumed that the definitive Agreement and the definitive Supply Agreement will not, when executed, contain any terms or conditions that differ materially from the terms and conditions contained in the drafts of such documents we have reviewed. With respect to projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Seller, the Subject Business and the Company as to the respective future financial performances of the Subject Business and the Company and we express no view with respect to such projections or the assumptions on which they were based.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current pro forma financial position and results of operations of the Subject Business and the Company; (ii) the business prospects of the Subject Business and the Company, including pro forma projections of the Subject Business and the Company; (iii) the historical and current market for the equity securities of certain other companies that we believe to be comparable to the Subject Business; and (iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions, as well as our experience in connection with similar transactions and securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is for the sole benefit of the Board of Directors in its consideration of the Proposed Acquisition and is, in any event, limited to the fairness, from a financial point of view, of the consideration to be paid by the Company in the Proposed Acquisition and does not address the Company's underlying business decision to effect the Proposed Acquisition or constitute a recommendation to any holder of equity securities of the Company as to how such holder should vote with respect to the Proposed Acquisition.

     As you are aware, Salomon Brothers Inc has acted as financial advisor to the Company in connection with the Proposed Acquisition and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Proposed Acquisition. Additionally, Salomon Brothers Inc served as a co-manager of the February 13, 1996, equity public offering of the Company and received customary compensation. In addition, in the ordinary course of our business, we actively trade the debt and equity securities of both the Company and Seller for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, we are of the opinion as investment bankers that the consideration to be paid by the Company in the Proposed Acquisition is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          /s/ Salomon Brothers Inc.

                                  APPENDIX "B"

                           DANKA BUSINESS SYSTEMS PLC

                                 MASTERS HOUSE
                              107 HAMMERSMITH ROAD
                             LONDON W14 0QH ENGLAND

    PROXY FOR THE EXTRAORDINARY GENERAL MEETING TO BE HELD DECEMBER 11, 1996
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

   The undersigned, having received notice of the Extraordinary General Meeting of Danka Business Systems PLC (the "Company") to be held at 11:00 a.m. (local time) on December 11, 1996 (the "Meeting"), at Square Mile Communications Limited, 11 Gough Square, London EC4A 3DE, hereby designates and appoints Paul
G. Dumond and David C. Snell, and each of them with authority to act without the
other, or         , as attorneys and proxies for the undersigned (the
"proxies"), with full power of substitution, to vote all Ordinary Shares of 1.25 pence each (net) of Danka Business Systems PLC that the undersigned is entitled to vote at such Meeting or at any adjournment thereof, such proxies being directed to vote as specified on the reverse side.

   THIS PROXY WILL BE VOTED: (1) AS DIRECTED ON THE MATTERS LISTED ON THE REVERSE SIDE; AND (2) WHERE A CHOICE IS NOT SPECIFIED, IT IS ANTICIPATED THAT THE PROXY WILL VOTE THE ORDINARY SHARES REPRESENTED BY SUCH PROXIES FOR THE ORDINARY RESOLUTION.

           (Continued and to be dated and signed on the reverse side)

   The Board of Directors recommends a vote "FOR" the following matter. Please make an "X" in one space. To be effective, this Proxy must be deposited at the Company's registrars not later than 48 hours before the time appointed for the Meeting. Please mark, sign, date and return this Proxy promptly using the enclosed envelope.

   To adopt the ordinary resolution as set forth in the Proxy Statement for the Meeting, which would approve the proposed acquisition pursuant to an asset purchase agreement, as amended from time to time, between Eastman Kodak Company and the Company dated September 6, 1996 (the "Asset Purchase Agreement") of (i) certain assets and liabilities relating to (x) the sales, marketing, distribution and equipment service operations of Eastman Kodak Company's Office Imaging and Customer Equipment Services business units and (y) the facilities management services business of Eastman Kodak Company known as Kodak Imaging Services and (ii) the whole of the issued share capital of the subsidiaries of Eastman Kodak Company which engage in facilities management services, and authorize the Board of Directors to cause the Asset Purchase Agreement to be completed and at their discretion to do or procure all such other acts or things as they consider necessary or desirable in connection therewith.

FOR     AGAINST     ABSTAIN
[ ]       [ ]         [ ]

                                         The undersigned reserves the right to
                                         revoke this Proxy at any time prior to
                                         the Proxy being voted at the Meeting.
                                         The Proxy may be revoked by delivering
                                         a signed revocation to the Company at
                                         any time prior to the Meeting, by
                                         submitting a later-dated Proxy, or by
                                         attending the Meeting in person and
                                         casting a ballot. The undersigned
                                         hereby revokes any proxy previously
                                         given to vote such Ordinary Shares at
                                         the Meeting.

                                         Signature(s)

                                         Date

                                         (Please sign exactly as your name
                                         appears on your share certificate(s).
                                         In the case of joint owners, the
                                         signature of any one of them will
                                         suffice. When signing as attorney,
                                         executor, administrator, trustee,
                                         guardian or corporate officer, please
                                         give your full title as such).

                                  APPENDIX "C"

                           DANKA BUSINESS SYSTEMS PLC

              INSTRUCTIONS TO THE BANK OF NEW YORK, AS DEPOSITARY
     (MUST BE RECEIVED PRIOR TO THE CLOSE OF BUSINESS ON DECEMBER 5, 1996)

    The undersigned Owner of American Depositary Receipts hereby requests and instructs The Bank of New York, as Depositary, to endeavor, insofar as practicable, to vote or cause to be voted the Deposited Securities represented by such Receipts registered in the name of the undersigned on the books of the Depositary as of the close of business on November 4, 1996 at the Extraordinary General Meeting of Danka Business Systems PLC to be held in London, England, on December 11, 1996 in respect of the Ordinary Resolution specified in the Notice of the Meeting.

NOTE:

INSTRUCTIONS AS TO VOTING ON THE SPECIFIED RESOLUTION SHOULD BE INDICATED BY AN "X" IN THE APPROPRIATE BOX. THE DEPOSITARY SHALL NOT VOTE OR ATTEMPT TO EXERCISE THE RIGHT TO VOTE THAT ATTACHES TO THE SHARES OR OTHER DEPOSITED SECURITIES OTHER THAN IN ACCORDANCE WITH SUCH INSTRUCTIONS.

  DANKA BUSINESS SYSTEMS PLC
                                                     P.O. Box 11124
                                                     New York, NY 10203-0124

           (Continued and to be dated and signed on the reverse side)

RESOLUTION:

    To adopt the ordinary resolution as set forth in the Proxy Statement for the Meeting, which would approve the proposed acquisition pursuant to an asset purchase agreement, as amended from time to time, between Eastman Kodak Company and the Company dated September 6, 1996 (the "Asset Purchase Agreement") of (i) certain assets and liabilities relating to (x) the sales, marketing, distribution and equipment service operations of Eastman Kodak Company's Office Imaging and Customer Equipment Services business units and (y) the facilities management services business of Eastman Kodak Company known as Kodak Imaging Services and (ii) the whole of the issued share capital of the subsidiaries of Eastman Kodak Company which engage in facilities management services, and authorize the Board of Directors to cause the Asset Purchase Agreement to be completed and at their discretion to do or procure all such other acts or things as they consider necessary or desirable in connection therewith.

                            FOR  [ ]    AGAINST  [ ]

                                         THE VOTING INSTRUCTION MUST BE SIGNED
                                         BY THE PERSON IN WHOSE NAME THE
                                         RELEVANT RECEIPT IS REGISTERED ON THE
                                         BOOKS OF THE DEPOSITARY. IN THE CASE OF
                                         A CORPORATION, THE VOTING INSTRUCTION
                                         MUST BE EXECUTED BY A DULY AUTHORIZED
                                         OFFICER OR ATTORNEY. IN THE CASE OF
                                         JOINT HOLDERS, THE SIGNATURE OF ANY ONE
                                         WILL SUFFICE.

                                         DATED:, 1996

                                         SIGNATURE

                                         VOTES MUST BE INDICATED
                                         (X) IN BLACK OR BLUE INK.

 Please Mark, Sign, Date and Return the Voting Instruction Card Promptly Using
                             the Enclosed Envelope.

                                       C-1